Exhibit 10.1

Execution Version

CREDIT AGREEMENT AND GUARANTY
dated as of
August 5, 2021
by and among
OYSTER POINT PHARMA, INC.,
as the Borrower,
THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,
as the Subsidiary Guarantors,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders,
and
ORBIMED ROYALTY & CREDIT OPPORTUNITIES III, LP
as the Initial Lender and Agent

U.S. $125,000,000

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14.18 Early Prepayment Fee, Exit Fee, Buyout Amount	109
14.19 Judgment Currency	109
14.20 USA PATRIOT Act	110
14.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	110

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SCHEDULES AND EXHIBITS
Schedule 1    -    Commitments
Schedule 7.05(b)    -    Material Products
Schedule 7.05(c)    -    Obligor Intellectual Property
Schedule 7.06(a)    -    Certain Litigation
Schedule 7.06(c)    -    Labor Matters
Schedule 7.12(a)    -    Subsidiaries of the Borrower
Schedule 7.12(b)    -    Other Equity Interests Owned by the Borrower and its Subsidiaries
Schedule 7.13(a)    -    Existing Indebtedness
Schedule 7.13(b)    -    Existing Liens
Schedule 7.14    -    Material Agreements
Schedule 7.15    -    Restrictive Agreements
Schedule 7.16    -    Real Property
Schedule 7.17    -    Pension Matters
Schedule 7.19(b)    -    Regulatory Approvals
Schedule 7.20    -    Transactions with Affiliates
Schedule 7.23    -    Deposit and Disbursement Accounts
Schedule 7.24    -    Royalties and Other Payments
Schedule 9.05(a)    -    Existing Investments
Schedule 9.05(m)        Other Permitted Investments
Schedule 9.09    -    Permitted Asset Sales
Schedule 9.13    -    Permitted Sales and Leasebacks
Exhibit A    -    Form of Note
Exhibit B    -    Form of Borrowing Notice
Exhibit C    -    Form of Guaranty Assumption Agreement
Exhibit D-1    -    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2    -    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3    -    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4    -    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E    -    Form of Compliance Certificate
Exhibit F    -    Form of Assignment and Assumption
Exhibit G    -    Form of Information Certificate
Exhibit H    -    Form of Intercompany Subordination Agreement
Exhibit I    -    Form of Solvency Certificate
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251982964 v14

CREDIT AGREEMENT AND GUARANTY
CREDIT AGREEMENT AND GUARANTY, dated as of August 5, 2021 (this “Agreement”), by and among Oyster Point Pharma, Inc., a Delaware corporation (the “Borrower”), certain of the Subsidiaries of the Borrower that may be required to provide Guaranties from time to time hereunder, OrbiMed Royalty & Credit Opportunities III, LP (the “Initial Lender”) and each other lender that may from time to time become a party hereto (each, including the Initial Lender, a “Lender” and collectively, the “Lenders”), and OrbiMed Royalty & Credit Opportunities III, LP, as administrative agent for the Lenders (in such capacity, the “Agent”).
WITNESSETH:
WHEREAS, the Borrower has requested that the Lenders provide a senior secured delayed draw term loan facility to the Borrower in an aggregate principal amount of $125,000,000, with up to $45,000,000 in aggregate principal amount of Loans to be available after the Closing Date and or prior to August 13, 2021 (the “Tranche 1 Loan”), up to $50,000,000 in aggregate principal amount of Loans to be available after the Tranche 1 Borrowing Date but on or prior to June 30, 2022 (the “Tranche 2 Loan”), and up to $30,000,000 in aggregate principal amount of Loans to be available after the Tranche 2 Borrowing Date but on or prior to June 30, 2023 (the “Tranche 3 Loan”), in each case, subject to the terms and conditions set forth herein, including the applicable conditions precedent set forth in Section 6 hereof; and
WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to provide such senior secured delayed draw term loan facility.
NOW, THEREFORE, the parties hereto agree as follows:
Section 1
DEFINITIONS
1.01Certain Defined Terms. As used herein (including the preamble and recitals), the following terms have the following respective meanings:
“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of an amalgamation, consolidation, merger, purchase of Equity Interests or other assets, tender offer, or similar transaction having the same effect as any of the foregoing, (i) acquires any business or all or substantially all of the assets of any other Person, (ii) acquires all or substantially all of a business line or unit or division of any other Person, (iii) acquires control of Equity Interests of another Person representing more than fifty percent (50%) of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, determined on a fully-diluted, as-if-converted or exercised basis, or (iv) acquires control of more than fifty percent (50%) of the Equity Interests in any Person engaged in any business that is not managed by a board of directors or other governing body, determined on a fully-diluted, as-if-converted or exercised basis.
“Advanced Development” means, with respect to any proposed Product and the indication of use for such Product, that a Phase III Clinical Trial or any later stage of clinical trial is initiated (i.e., dosing of the first patient in such clinical trial) with respect to such Product for such indication.
“Adverse Regulatory Event” means the occurrence of any of the following events or circumstances after the date on which the OC-01 Approval is received:
(a)    the failure of the Borrower or any of its Subsidiaries to hold, directly or through licensees or agents, in full force and effect, all Regulatory Approvals necessary or required pursuant to applicable Law for the Borrower or any such Subsidiary to conduct its then ongoing Commercialization and Development Activities;
(b)    if required by any applicable Law, the failure of the Borrower or any of its Subsidiaries to make or file with the FDA or any other applicable Regulatory Authority, in compliance with applicable Law, any required notice, registration, listing, supplemental application or notification or report;
(c)    the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any agent, supplier, licensor or licensee of the Borrower or any of its Subsidiaries, receives any written notice with respect to any Product or any Commercialization and Development Activities with respect thereto from the FDA or any other Regulatory Authority asserting (i) that such Person lacks a required Regulatory Approval with respect to any Product or Commercialization and Development Activity, (ii) a material breach of applicable Laws or Regulatory Approvals (or any similar order, injunction or decree) or (iii) that such Regulatory Authority has commenced any regulatory enforcement action, investigation or inquiry (other than routine or periodic inspections or post-marketing reviews), or has issued a warning letter, with respect to any Product or any Commercialization and Development Activities with respect thereto, including, without limitation, any such notice that requires (or is reasonably likely to require or cause) the Borrower or any of its Subsidiaries to discontinue, withdraw or recall the marketing or sale of any Product, or requires or causes (or is reasonably likely to require or cause) a cessation or delay in the manufacture or sale of any Product, which discontinuance, withdrawal, recall, cessation or delay will last (or is reasonably expected to last) in excess of ninety (90) days; or
(d)    with respect to any Product or Commercialization and Development Activity with respect thereto of the Borrower or any Subsidiary, (i) any Regulatory Authority commences any criminal, injunctive, seizure, detention, civil penalty or other enforcement action or, (ii) the Borrower or any Subsidiary enters into any consent decree, plea agreement or other settlement with any Regulatory Authority with respect to any of the foregoing, or (iii) the Borrower or any Subsidiary either (x) recalls voluntarily (1) OC-01 for the treatment of dry eye disease or the treatment of the signs and symptoms of dry eye disease, or (2) as of any time of determination, any other Material Product that, for the Test Period immediately last ended, has generated in excess of $2,000,000 of the Borrower’s and its Subsidiaries’ consolidated third-party gross revenues, or (y) voluntarily halts or discontinues the marketing or sale of any Material Product described in the foregoing clause (x) for a period of ninety (90) consecutive days or longer.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person specified; provided that with respect to any Lender, an Affiliate of such Lender shall include, without limitation, all of such Lender’s Related Funds.
“Agent” has the meaning set forth in the preamble hereto.
“Agreement” has the meaning set forth in the preamble hereto.
“Applicable Margin” means eight and one tenth of one percent (8.10%) per annum, as such percentage may be increased pursuant to Section 3.02(b).
“Applicable Period” has the meaning set forth in the definition of “Revenue Sharing Fee Cap Amount”.
“Asset Sale” has the meaning set forth in Section 9.09.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender in substantially the form of Exhibit F.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”
“Benchmark Rate” means Daily Simple SOFR; provided that if Daily Simple SOFR can no longer be determined by the Agent for any reason (in its sole discretion, which determination shall be conclusive absent manifest error),  including as a result of Daily Simple SOFR not being available or published on a current basis or as a result of the occurrence of a Benchmark

Transition Event, then the Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to Daily Simple SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided, further that, until such alternate rate of interest is agreed upon by the Agent and the Borrower, the Benchmark Rate for purposes hereof and of each other Loan Document shall be the Wall Street Journal Prime Rate. The Agent’s determination of interest rates shall be binding on all parties to the Loan Documents in the absence of manifest error.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Benchmark Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the Benchmark Rate announcing that such administrator has ceased or will cease to provide the Benchmark Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark Rate;
(b) a public statement or publication of information by the Governmental Authority governing or regulating the administrator of the Benchmark Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Benchmark Rate, a resolution authority with jurisdiction over the administrator for the Benchmark Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark Rate, which in any case states that the administrator of the Benchmark Rate has ceased or will cease to provide the Benchmark Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark Rate; or
(c) a public statement or publication of information by the Governmental Authority governing or regulating the administrator of the Benchmark Rate announcing that the Benchmark Rate is no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark Rate if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors (or equivalent management or oversight body) of such Person or any committee thereof duly authorized to act on behalf of such board or equivalent body.
“Borrower” has the meaning set forth in the preamble hereto.
“Borrowing” means, as the context may require, the borrowing of the Tranche 1 Loans on the Tranche 1 Borrowing Date, the borrowing of the Tranche 2 Loans on the Tranche 2 Borrowing Date, or the borrowing of the Tranche 3 Loans on the Tranche 3 Borrowing Date.
“Borrowing Date” means, as the context may require, either the Tranche 1 Borrowing Date (for Tranche 1 Loans), the Tranche 2 Borrowing Date (for Tranche 2 Loans), or the Tranche 3 Borrowing Date (for Tranche 3 Loans).
“Borrowing Notice” means a written notice substantially in the form of Exhibit B.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York, New York.
“Buyout Amount” means at any time of determination during any Applicable Period, an amount equal to (x) the Revenue Sharing Fee Cap Amount in effect for such Applicable Period minus (y) the aggregate amount of Revenue Sharing Fees paid to and received by the Agent (by wire transfer of immediately available funds for) for the period from the Closing Date until the date immediately prior to such time of determination; provided that the Buyout Amount shall not be less than zero.
“Capital Lease Obligation” means, as to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligation is required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.
“Casualty Event” means the damage, destruction or condemnation, as the case may be, of any property of any Person.
“Change of Control” means an event or series of events (including any Acquisition) that causes or results in any of the following: (i) any Person or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty-five percent (45%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (ii) during any period of twenty-four (24) consecutive months, a majority of the members of the Board of the Borrower cease to be composed of individuals (a) who were members of such Board on the first day of such period, (b) whose election or nomination to such Board was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of such Board or (c) whose election or nomination to such Board was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of such Board, (iii) the Borrower shall cease to own, directly or indirectly, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of each of its Subsidiaries, free and clear of all Liens (other than (x) Specified Permitted Liens or (y) as a result of an Asset Sale of such Subsidiary permitted pursuant to Section 9.09) or (iv) the sale of all or substantially all of the property or business of the Borrower and its Subsidiaries, taken as a whole.
“Claim” means any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgment, challenge or other similar process, assessment or reassessment, whether made, converted or assessed in connection with a debt, liability, dispute, breach, failure, Patent challenge or otherwise.
“Closing Date” means August 5, 2021.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means any asset or property in which a Lien is purported to be granted under any Loan Document, including any “Collateral” (or equivalent term) as defined in any Security Document (other than Excluded Property).
“Commercialization and Development Activities” means, with respect to any Product, any combination of (i) research, development, manufacturing, quality compliance, use, sale, licensing, importation, exportation, shipping, storage, handling, designing, labeling, marketing, promotion, supply, dispensing, distribution, testing, packaging, purchasing or other commercialization activity, (ii) receipt of payment or other remuneration in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments) or (iii) any similar or other activities the purpose of which is to commercially exploit such Product.
“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on the applicable Borrowing Date in accordance with the terms and conditions of this Agreement, which commitments are in the amounts set forth opposite such Lender’s name on Schedule 1 hereto, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise; provided that the aggregate Commitments of all Lenders on the Closing Date equals $125,000,000.
“Commodity Account” means any commodity account, as such term is defined in Section 9-102 of the NY UCC.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Payment Obligations” has the meaning set forth in clause (iv) of the definition of “Indebtedness”.
“Contract” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement, indenture, instrument, or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise), in each case, other than the Loan Documents.
“Control” means, in respect of a particular Person, the possession, by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” (and similar derivatives) have meanings correlative thereto.
“Controlled Account” has the meaning set forth in Section 8.17(a).
“Controlled Investment Affiliates” means, as to any Person (the “Controlling Person”), any Affiliate of such Controlling Person that (i) is Controlled, directly or indirectly by such Controlling Person, or (ii) was organized by such Controlling Person (or any Person Controlled by such Controlling Person) for the purpose of making equity or debt investments in the Borrower or other portfolio companies of such Controlling Person.
“Copyright” means all copyrights (whether registered or not), copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, foreign copyrights and any other rights corresponding thereto throughout the world.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “i”) that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and the Benchmark Rate is Daily Simple SOFR, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.
“Default Rate” has the meaning set forth in Section 3.02(b).
“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the NY UCC.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable upon exercise or otherwise), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred and eighty (180) days after the Maturity Date; provided that (x) Equity Interests that satisfy the qualifications set forth in the definition of “Permitted Convertible Indebtedness” shall not constitute Disqualified Equity Interests of the Borrower for purposes of this Agreement and (y) if such Equity Interests are issued pursuant to any plan for the benefit of directors, officers, employees or consultants of such Person or by any such plan to such directors, officers, employees or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely to the extent they may be required to be repurchased by such Person upon the death, disability, retirement or termination of employment or service of such director, officer, employee or consultant or in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution” means, on any date, any Person that (i) is a competitor of the Borrower or any of its Subsidiaries, a vulture debt fund or a distressed debt fund and (ii) is designated by the Borrower as a “Disqualified Institution” by written notice to the Agent prior to the Closing Date (or, if after the Closing Date, is reasonably acceptable to the Agent); provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Agent from time to time.
“Dollars” and “$” means lawful money of the United States of America.
“Early Prepayment Fee” means, with respect to any prepayment (or other payment made prior to the Maturity Date) of all or any portion of the outstanding principal amount of the Loans, whether pursuant to Sections 3.01(a), 3.01(b), 3.03(a), 3.03(b) or 11.02 (including as a result of the occurrence of any Event of Default described in Section 11.01 (including Section 11.01(h)))

or otherwise1, a fee equal to, for any prepayment that occurs (A) on or prior to the first anniversary of the Closing Date, ten percent (10.0%) of the principal amount so prepaid, (B) after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, eight percent (8.0%) of the principal amount so prepaid, (C) after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, six percent (6.0%) of the principal amount so prepaid, and (D) after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, four percent (4.0%) of the principal amount so prepaid; provided that no Early Prepayment Fee shall be payable at any time on or after the earlier to occur of (x) the Tranche 2 Borrowing Date and (y) the fourth anniversary of the Closing Date.
“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any investment fund that invests in loans or other obligations for borrowed money, (vi) with respect to any Lender, any of its Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes (other than any natural person).
“Environmental Law” means any Law or Governmental Approval relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations, whether U.S. or non-U.S., related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.
“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalents (including warrants, options and similar rights), that are directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or
1 NTD: Revision is consistent with language in Section 3.03(c).

issued after the Closing Date, and in each case, however classified or designated and whether voting or non-voting.
“Equivalent Amount” means, with respect to an amount denominated in a single currency, the amount in another currency that could be purchased by the amount in the former currency determined by reference to the Exchange Rate at the time of determination.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA to an Obligor; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of

ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such Plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any Lien (or the fulfillment of the conditions for the imposition of any Lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or Title IV of ERISA, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; (xviii) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor other than those benefits required under the Consolidated Omnibus Budget Reconciliation Act or other applicable Laws; or (xix) any Foreign Benefit Event.
“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 11.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Rate” means, as of any date of determination, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Bloomberg screen at or about 11:00 a.m. (New York City time) on such date. In the event that such rate does not appear on the Bloomberg screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Agent.
“Excluded Accounts” means, collectively, (i) Deposit Accounts with cash balances of less than, and Securities Accounts and Commodity Accounts with a value of less than, $25,000 for each such Deposit Account, Securities Account and Commodity Account and less than $150,000 in the aggregate for all such Deposit Accounts, Securities Accounts and Commodity Accounts, (ii) Federal A/R Accounts, (iii) accounts used exclusively for payroll, the withheld employee portion of payroll taxes and other employee wage and benefit payments, (iv) merchant accounts (such as Paypal or Square), (v) escrow and trust accounts established or maintained in the ordinary course of business, (vi) accounts used solely for customs, insurance and fiduciary purposes established or maintained in the ordinary course of business and (vii) accounts constituting cash collateral accounts subject to Liens permitted under Sections 9.02(o) and (s).
“Excluded Property” means, collectively, (i) all fee-owned real property having a fair market value of $1,000,000 or less and all real property constituting leaseholds, (ii) any United States intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable U.S. federal law (it being understood and agreed that after such period, such interest in such trademark application shall be subject to a security interest in favor of the Agent and shall be included in the Collateral), (iii) items described in clauses (ii) through (iv) in the definition of “Excluded Accounts”, and (iv) any lease, license, permit or other agreement or any property or right subject thereto (including pursuant to a purchase money security interest or Capital Lease Obligation) to the extent that such grant of a security interest (a) is prohibited by any applicable law of a governmental authority or (b) constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except (A) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under the terms and conditions of this Agreement or (B) to the extent that such applicable law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such applicable law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (iv) any withholding Taxes imposed under FATCA.
“Exclusive License” (and its derivatives) means and refers to any license of Intellectual Property that is exclusive (whether as to use, geography or otherwise) and is not terminable by the licensor at any time upon ninety (90) days’ (or less) prior written notice.
“Exculpated Party” has the meaning set forth in Section 14.03(b)(ii).
“Exit Fee” has the meaning set forth in Section 3.05.
“Expense Deposit” means the cash deposit referenced in the Summary of Terms.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.
“FDA” means the U.S. Food and Drug Administration and any successor entity.
“Federal A/R Account” means any Deposit Account the sole purpose of which is to receive direct payments of Medicare or Medicaid accounts receivable or other accounts receivable under which the federal government of the United States is the account debtor, including Medicare and Medicaid receivables and “health-care-insurance receivables” (as defined in the NY UCC).
“Federal Funds Effective Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (ii) zero percent (0%).
“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $1,000,000 by the Borrower or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law, in each case in excess of $1,000,000.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Pension Plan” means any benefit plan that under applicable Law, other than the Laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. All references to “GAAP” used herein shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 6.01(e)(i).
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, including any application or submission related to any of the foregoing.
“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, including the FDA and any other agency, branch or other governmental body, whether U.S. or non-U.S., that has regulatory, supervisory or administrative authority or oversight over, or is charged with the responsibility or vested with the authority to administer or enforce, any Healthcare Laws.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business or indemnification obligations incurred in the ordinary course of business or in connection with transactions permitted by this Agreement. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Guaranty Assumption Agreement” means a Guaranty Assumption Agreement substantially in the form of Exhibit C, executed by any Subsidiary that, pursuant to Section 8.12 is required to become a “Subsidiary Guarantor”.
“Guaranteed Obligations” has the meaning set forth in Section 13.01.
“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.
“Healthcare Laws” means, collectively, all applicable Laws, Regulatory Approvals or binding Contracts with any Regulatory Authority applicable to any Product, the ownership or use of any Product or the regulation of any Commercialization and Development Activities with respect thereto conducted by or on behalf of the Borrower or any of its Subsidiaries, whether U.S. or non-U.S., federal, state, local or equivalent, relating to the provision of medical or other professional healthcare services or supplies, billing and collection practices relating to the payment for healthcare services or supplies, insurance law (including law related to payment for “no-fault” claims) and workers compensation law as they relate to the provision of, and billing and payment for, healthcare services, patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate-setting, equipment, personnel, operating policies, fee splitting, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a7b(b)) (the “Federal Anti-Kickback Statute”), the Physician Self-Referral Statute (42 U.S.C. § 1395nn) (the “Stark Law”), the Physician Payments Sunshine Act (42 U.S.C.

§ 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349, and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), the exclusion law (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the FD&C Act, the statutes, regulations and binding directives of applicable federal healthcare programs, including but not limited to Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), any binding collection and reporting requirements relating to applicable federal health care programs, the statutes, regulations, and binding directives relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations pursuant to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, and any rules and regulations promulgated pursuant to the statutes listed herein.
“Healthcare Permit” means, with respect to any Person and its ordinary course business activities, any Regulatory Approval (i) issued or required under any Healthcare Laws applicable to such activities of such Person, including activities related to the provision of billing or invoicing for the sale of goods or services regulated or administered under any Healthcare Laws, or (ii) issued to such Person or required to be held by such Person under any Healthcare Laws.
“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Immaterial Subsidiary” means any direct or indirect Subsidiary of the Borrower that (i) does not own or, except to the extent such license is a non-exclusive license or non-exclusive sublicense granted by any Obligor to such Subsidiary in connection with Commercialization and Development Activities, license any Material Intellectual Property and (ii) as of the most recent fiscal quarter of the Borrower in respect of which financial statements were (or were required to be) delivered pursuant to Section 8.01(b) or (c), for the Test Period then ended, (a) had (x) assets representing 2.5% or less of the Borrower’s and its Subsidiaries’ Total Assets as of the end of such Test Period and (y) generated less than 2.5% of the Borrower’s and its Subsidiaries’ consolidated third-party gross revenues as of the end of such Test Period and (b) when taken together with all other then-existing Immaterial Subsidiaries, (x) the aggregate assets of all such Immaterial Subsidiaries would represent less than 5.0% or less of the Borrower’s and its Subsidiaries’ Total Assets as of the end of such Test Period and (y) the aggregate consolidated third-party gross revenue generated by all such Immaterial Subsidiaries would be less than 5.0% of the Borrower’s and its Subsidiaries’ consolidated third-party gross revenues as of the end of such Test Period; provided, further, the Borrower may in its sole discretion designate any Immaterial Subsidiary as a Subsidiary Guarantor.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower or any of its Subsidiaries that relates to the limited scope of examination of matters relevant to such financial statement.
“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services ((A) excluding (x) accounts payable incurred in the ordinary course of business not overdue by more than one hundred twenty (120) days and (y) intercompany charges of expenses and deferred revenue payroll liabilities and deferred compensation but (B) including earn-out payments, purchase price adjustments, indemnity requirements, royalties, milestones, deferred purchase price obligations and similar contingent payment obligations (such obligations arising pursuant to clause (B), “Contingent Payment Obligations”)), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all Guaranties by such Person of Indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (xi) any Disqualified Equity Interests of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Party” has the meaning set forth in Section 14.03(b)(ii).
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Information Certificate” means an Information and Collateral Certificate, in substantially the form set forth in Exhibit G.
“Initial Lender” has the meaning set forth in the preamble hereto.
“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
“Intellectual Property” means all Patents, Trademarks, Copyrights, and Technical Information, whether registered or not, U.S. or non-U.S., including (without limitation) all of the following:
(i)    applications, registrations, amendments and extensions relating to such Intellectual Property;
(ii)    rights and privileges arising under any applicable Laws with respect to such Intellectual Property;
(iii)    rights to sue for or collect any damages for any past, present or future infringements of such Intellectual Property; and
(iv)    rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.
“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by the Borrower and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by any Obligor shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be substantially in the form attached hereto as Exhibit H.
“Interest Period” means, with respect to any Borrowing, (i) initially, the period commencing on (and including) the Borrowing Date on which such Borrowing occurred and ending on (and including) the last day of the calendar month in which such Borrowing was made, and (ii) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date.
“Interest Rate” means, for any Interest Period, the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Benchmark Rate in effect on such day on the first day of such Interest Period and (y) fourth tenths of one percent (0.40%) per annum.
“Invention” means any novel, inventive or useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.
“Investment” means, for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; (ii) the making of any deposit with, or advance, loan, assumption of debt, the purchase or other acquisition of any other debt or equity participation in, or other extension of credit to, or capital contribution in any other Person

(including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding one hundred eighty (180) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (iii) the entering into of any Guaranty of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (iv) the entering into of any Hedging Agreement; or (v) without duplication, any Acquisition. The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value.
“IRS” means the U.S. Internal Revenue Service.
“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lenders” has the meaning set forth in the preamble hereto.
“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.
“Loan” means, as the context may require, any Tranche 1 Loan, any Tranche 2 Loan or any Tranche 3 Loan, and “Loans” means, collectively, all or any combination of the foregoing, as the case may be.
“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, any Guaranty Assumption Agreement, any Information Certificate, the Intercompany Subordination Agreement, any Borrowing Notice and any other guaranty, security agreement, subordination agreement, intercreditor agreement or other present or future document, instrument, agreement, certificate or other amendment, waiver or modification of the foregoing, delivered to the Agent or any Lender in connection with this Agreement (including, without limitation, in connection with Section 8.12) or any of the other Loan Documents, in each case, as amended, restated, supplemented and/or otherwise modified from time to time.
“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including reasonable fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect.
“Major Market Material Intellectual Property” means Material Intellectual Property registered or applied for with the U.S. Copyright Office or U.S. Patent and Trademark Office or any equivalent Governmental Authority in Canada, the United Kingdom, the European Union or any member state of the European Union.
“Margin Stock” means “margin stock” within the meaning of Regulation U and Regulation X.
“Market Cap” means, as of any date of determination, the product of (i) the number of outstanding shares of the Borrower’s common stock, multiplied by (ii) the volume weighted average sale price for the Borrower’s common stock during the period of thirty (30) consecutive trading days ended immediately prior to such date of determination on NASDAQ-GS as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service reasonably acceptable to the Borrower and the Agent.
“Material Adverse Change” and “Material Adverse Effect” mean any event, occurrence, fact, development or circumstance that has had, or could reasonably be expected to have, a material adverse change in or effect on (i) the business, condition (financial or otherwise), operations, liabilities (actual or contingent) or property of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents, as and when due, or (iii) the legality, validity, binding effect or enforceability against any Obligor of any Loan Documents to which it is a party or the rights and remedies available to or conferred upon the Agent or the Lenders under any Loan Document.
“Material Agreement” means each of (i) the Pfizer License Agreement and (ii) any Contract to which the Borrower or any of its Subsidiaries is a party or a beneficiary from time to time, or to which any assets or properties of the Borrower or any of its Subsidiaries are bound (a) the absence or termination of which could reasonably be expected to result in a Material Adverse Effect or (b) without duplication, is reasonably expected to, directly or indirectly (x) result in payments or receipts (including royalty, licensing or similar payments) made to the Borrower or any of its Subsidiaries during the Test Period then ended in an aggregate amount in excess of $1,000,000 or (y) require payments or expenditures (including royalty, licensing or similar payments) to be made by the Borrower or any of its Subsidiaries during the Test Period then ended in an aggregate amount in excess of $1,000,000 (as each such Contract may be amended, restated, supplemented and/or otherwise modified from time to time as permitted hereunder (subject to the restrictions set forth in Section 9.12)).
“Material Indebtedness” means (i) the Permitted Convertible Indebtedness and (ii) at any time, any other Indebtedness of the Borrower or any of its Subsidiaries, the outstanding principal amount of which, individually or in the aggregate, exceeds $1,000,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means all Intellectual Property owned or licensed by the Borrower and its Subsidiaries (i) that is a Patent which contains one or more claims that cover the sale, offer for sale, manufacture, use or importation of the Material Products or their use, whether such use is approved or not, and all Patents and applications that claim priority to any such Patent that contain such claims, (ii) that is Technical Information or a Trademark or Copyright that is used or useful in connection with all Commercialization and Development Activities, as currently conducted or as currently anticipated to be conducted, with respect to the Material Products, (iii) the loss of which could reasonably be expected to result in a Material Adverse Effect or (iv) that has a fair market value in excess of $1,000,000.
“Material Product” means (i) OC-01 for the treatment of dry eye disease or the treatment of the signs and symptoms of dry eye disease and (ii) any other Product for any other indication that (x) as of any date of determination, has generated in excess of $1,000,000 of Net Revenue during the last ended Test Period or (y) is in Advanced Development and, as of any time of determination, is reasonably expected to result, directly or indirectly, in Net Revenue with respect to such Product and such indication in excess of $1,000,000 during the immediately succeeding period of four (4) consecutive fiscal quarters, as reasonably projected by the Borrower in good faith.
“Material Regulatory Event” means an Adverse Regulatory Event that, individually or when taken together with each other Adverse Regulatory Event that has occurred since the Closing Date, (i) has resulted in a Material Adverse Effect or (ii) has resulted in fines, penalties or Losses (including loss of revenue) in excess of $1,000,000.
“Maturity Date” means August 5, 2027.
“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.
“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in real property granting a Lien on such interest in real estate as security for the payment of Obligations which shall be in a form and substance reasonably acceptable to Agent.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any Obligor incurs or otherwise has any obligation or liability, contingent or otherwise (including as a result of being an ERISA Affiliate of another Person).

“Net Cash Proceeds” means, (a) with respect to any Casualty Event experienced or suffered or any Specified Asset Sale consummated by the Borrower or any of its Subsidiaries, the amount of cash proceeds actually received (directly or indirectly), including, without limitation, with respect to a Casualty Event, in the form of insurance proceeds or condemnation awards, from time to time by or on behalf of the Borrower or such Subsidiaries after deducting therefrom only (i) reasonable fees, costs and expenses related thereto incurred by the Borrower or such Subsidiary in connection therewith (including, without limitation, any legal, accounting and investment banking fees, brokerage and sales commissions; provided such fees, costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) actually paid to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries and (y) properly attributable to such Casualty Event or Specified Asset Sale, as the case may be; (ii) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; (iii) amounts required to be repaid on account of any Indebtedness permitted under Section 9.01 (other than the Obligations) that are required to be repaid as a result of such Casualty Event or Specified Asset Sale; (iv) (A) with respect to Specified Asset Sales, reserves for any liabilities attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Specified Asset Sales (including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (fixed or contingent) associated with such transaction) and (B) with respect to Casualty Events, reserves for any indemnities and against liabilities associated with the property damaged, destructed or condemned in such Casualty Events, in each case, that are determined by the Borrower in good faith as a reserve in accordance with GAAP; provided, in each case, that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds); (v) with respect to an Specified Asset Sale, cash escrows to the Borrower or any of its Subsidiaries from the sale price for such Specified Asset Sales; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release; and (vi) with respect to Casualty Events, costs of preparing assets for transfer upon a taking or condemnation; and (b) with respect to any incurrence of Indebtedness by the Borrower or any of its Subsidiaries, the amount of cash proceeds actually received (directly or indirectly) after deducting therefrom only attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.
“Net Revenue” means, for any relevant fiscal period, the consolidated total net revenues of the Borrower and its Subsidiaries for such fiscal period, as recognized on the income statement of the Borrower and its Subsidiaries for such fiscal period, determined on a consolidated basis in accordance with GAAP, inclusive (without limitation) of all such net revenue resulting from sales, royalty payments, milestone payments, license payments and other forms of consideration paid to the Borrower or any of its Subsidiaries (whether recurring or non-recurring) related to any Commercialization and Development Activities of any Product.
“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.03.
“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, all amounts, obligations, liabilities, covenants and duties of every type and description (including all Guaranteed Obligations) owing by any Obligor to any Secured Party, any indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.
“Obligor Intellectual Property” means, at any time of determination, Intellectual Property owned by, licensed to or otherwise held by any Obligor at such time including, without limitation, the Intellectual Property listed on Schedule 7.05(c).
“Obligors” means, collectively, the Borrower, the Subsidiary Guarantors and their respective successors and permitted assigns.
“OC-01” means OC-01, a nasal spray that contains varenicline in any form as the active ingredient, including the Product that is presently the subject of a New Drug Application under section 505(b)(2) of FD&C Act.
“OC-01 Approval” has the meaning set forth in Section 6.02(g).
“OC-01 Net Recurring Revenue” means, for any relevant fiscal period, the OC-01 Net Revenue for such period, excluding any portion of such OC-01 Net Revenue for such period resulting from one-time or non-recurring royalty, product or sales milestone payments or licensing payments in respect of OC-01.
“OC-01 Net Revenue” means, for any relevant fiscal period, the Net Revenue from the direct or indirect sale or licensing of OC-01.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable its certificate of incorporation, bylaws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar agreements and arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant” has the meaning set forth in Section 14.05(e).
“Participant Register” has the meaning set forth in Section 14.05(g).
“Patents” means all patents and patent applications, including (i) the Inventions and improvements described and claimed therein and any patent or patent application that claims priority to the same priority documents, (ii) patents and patent applications in any form in any worldwide jurisdiction, including but not limited to the right to seek, continue or file reissues, oppositions, divisions, continuations, renewals, extensions, expired, abandoned, rulings from any governmental authority regarding including ones arising from any proceeding such as Inter Partes review, and continuations in part thereof and (iii) all patents, patent rights in any form and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction.
“Patriot Act” has the meaning set forth in Section 14.20.
“Payment Date” means (i) the last day of each Interest Period (provided that if such last day of any Interest Period is not a Business Day, then the Payment Date shall be the next succeeding Business Day) and (ii) the Maturity Date.
“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries; provided that:
(a)    immediately prior to, and after giving effect to such Acquisition, no Default shall have occurred and be continuing or could reasonably be expected to result therefrom;
(b)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws;
(c)    in the case of an Acquisition of Equity Interests of any Person, all of such Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to any applicable Law) shall be owned by the Borrower or a wholly-owned, direct or indirect Subsidiary of the Borrower, and, in the event of an

Acquisition that results in the creation or acquisition of a new Subsidiary of the Borrower, the Borrower shall cause such new Subsidiary to comply with the terms of Section 8.12(a), if applicable;
(d)    such Person (in the case of an Acquisition of Equity Interests of such Person) or assets (in the case of an Acquisition of assets or a division of such Person) shall be engaged or used, as the case may be, in businesses or lines of business that would be permitted pursuant to Section 9.04;
(e)    on a pro forma basis after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 10;
(f)    the fair market value of the consideration (whether cash or non-cash) paid by or on behalf of the Borrower and its Subsidiaries in such Acquisition, when taken together with the fair market value of all such consideration paid by or on behalf of the Borrower and its Subsidiaries in connection with all other Permitted Acquisitions consummated or effected since the Closing Date (in each case, inclusive of all Contingent Payment Obligations, post-closing adjustments, payments on “seller notes” or otherwise, to the extent actually paid), does not exceed $3,000,000 in the aggregate during any fiscal year or $5,000,000 in the aggregate during the term of this Agreement;
(g)    to the extent that all or any portion of the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests or otherwise permitted under Section 9.01;
(h)    in the case of any Acquisition that has a purchase price in excess of $1,000,000, the Borrower shall have provided the Agent with at least ten (10) Business Days’ prior written notice of any such Acquisition, together with (i) a copy of the draft purchase agreement related to the proposed Acquisition (and any related material documents requested by the Agent), (ii) any available quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period ending thirty (30) days immediately prior to such Acquisition, including any audited financial statements that are available, (iii) copies of any due diligence reports prepared by or on behalf of the Borrower or its applicable Subsidiary, as applicable, prior to such Acquisition (to the extent the Borrower is permitted to provide the same to the Agent and the third-party which has prepared such diligence reports consents to such disclosure upon execution and delivery of a customary non-reliance agreement by the Agent), (iv) a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying that the Acquisition complies with the requirements of this definition and (v) any other information reasonably requested by the Agent and available to the Obligors; and
(i)    neither the Borrower nor any of its Subsidiaries shall, in connection with (and upon giving effect to) any such Acquisition, assume or remain liable with respect to, or be subject to (x) any Indebtedness of the related seller or the business, Person or properties acquired, except to the extent permitted pursuant to Section 9.01 or (y) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.02.
“Permitted Bond Hedge Transaction” means any bond hedge, capped call or similar option transaction entered into by the Borrower in respect of the Borrower’s common stock and entered into in connection with the issuance of Permitted Convertible Indebtedness; provided that (i) the terms, conditions and covenants of each such transaction shall be customary for transactions of such type, as determined in good faith by the Borrower, (ii) such transaction is consummated substantially simultaneously with the issuance of such Permitted Convertible Indebtedness and paid for out of the proceeds thereof and (iii) the purchase price for such Permitted Bond Hedge Transaction (a) does not exceed the Net Cash Proceeds received by the Borrower from the issuance of Permitted Convertible Indebtedness and (b) is financed with the proceeds of such issuance.
“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof having maturities of not more than one (1) year from the date of acquisition, (ii) commercial paper maturing no more than two hundred and seventy (270) days after the date of its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit, banker’s acceptances and time deposits maturing no more than one hundred eighty (180) days after the date of acquisition, issued or guaranteed by any domestic office of any commercial bank that (x) is organized under the laws of the United States or any State thereof and (y) has combined capital and surplus of at least $500,000,000, (iv) any investments permitted to be made by the Borrower’s written investment policy adopted by its Board in effect on the Closing Date (as amended from time to time subject to the consent of the Agent (not to be unreasonably withheld or delayed) and (v) any money market funds that comply with (x) the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (y) are rated AAA and Aaa (or equivalent rating) by both Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. and (z) have portfolio assets of at least $5,000,000,000.
“Permitted Convertible Indebtedness” means unsecured Indebtedness in the form of notes issued by the Borrower that (i) as of the date of issuance thereof contains terms, conditions, covenants, conversion or exchange rights, redemption rights and offer to repurchase rights, in each case, as are typical and customary for notes of such type, (ii) is convertible or exchangeable into a fixed number of shares of common stock of the Borrower (or Qualified Equity Interests following a merger event or other change of common stock of the Borrower), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such Qualified Equity Interests), and cash in lieu of fractional shares of common stock of the Borrower, (iii) has a stated final maturity date that is no earlier than the date that is one hundred eighty (180) days after the Maturity Date (the “Earliest Date”), (iv) shall not be required to be repaid, prepaid, redeemed, repurchased or defeased (whether through scheduled amortization, principal payments, mandatory redemptions or payments of principal or otherwise), whether on one or more fixed dates, prior to the Earliest Date, except (x) upon the occurrence of an event of default, “fundamental change” or equivalent or (y) following the Borrower’s election to redeem such notes to the extent expressly permitted pursuant to Section 9.07(d) or as otherwise consented to by the Majority Lenders; provided that the right to convert such Indebtedness into Qualified Equity Interests, cash or any combination thereof shall not be deemed to violate this clause (iv), (v) is not supported by a Guaranty made or issued by any Subsidiary of the Borrower that is not an Obligor and (vi) does not provide for or require the payment of cash interest in excess of five and a half (5.5%) per annum2.
“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.
“Permitted Liens” means any Liens permitted under Section 9.02.
“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing, extension, renewal or replacement of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness above the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced plus accrued and unpaid interest and premiums thereon as of the time of such refinancing, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Borrower and its Subsidiaries or the Secured Parties (as determined in good faith by the Borrower) than the terms of any agreement or instrument governing the Indebtedness being refinanced, extended, renewed or replaced, (iii) have an interest rate not exceeding the then applicable market interest rate (as reasonably determined by the Borrower in good faith), (iv) contain any new requirement to grant any Lien or to give any Guaranty that was not an existing requirement of the Indebtedness being refinanced, extended, renewed or replaced and (v) after giving effect to such refinancing, extension, renewal or replacement, no Default shall have occurred (or could reasonably be expected to occur) as a result thereof.
“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.
“Pfizer License Agreement” means that certain Non-Exclusive Patent License Agreement, dated as of October 18, 2019, by and between Pfizer Inc. and the Borrower, as amended, restated, supplemented and/or otherwise modified from time to time (subject to the restrictions set forth in Section 9.12).
“Phase III Clinical Trial” means a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product for patients having the disease or condition being studied, and as described in 21 C.F.R. § 312.21(c), as amended from time to time, and any foreign equivalent thereof.
2 NTD: Rate to be redacted in the publicly filed version of the agreement

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prepayment Date” has the meaning set forth in Section 3.03(a)(i).
“Prepayment Price” has the meaning set forth in Section 3.03(a)(i).
“Proceeding” has the meaning set forth in Section 14.03(b)(ii).
“Product” means all pharmaceutical products that are in process of development or developed, distributed, imported, exported, labeled, promoted, licensed, marketed, sold or otherwise commercialized by the Borrower or any of its Subsidiaries at any time, including by way of an outbound license or similar arrangement to a third party for distribution, marketing, sale or other commercialization.
“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), including related to Intellectual Property, and all techniques and other know-how, that is necessary or useful for any Commercialization and Development Activities with respect to such Product, including (i) branding materials, packaging and other marketing, promotion and sales materials and information, (ii) clinical data, information included or supporting any Regulatory Approval and all other documents, records, files, data and other information necessary to or useful for Commercialization and Development Activities, (iii) litigation and dispute records, and accounting records, and (iv) all other information, techniques and know-how necessary or useful in connection with the Commercialization and Development Activities for any Product.
“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable Law for the purpose of influencing any act or decision of such payee in such payee’s official capacity, inducing such payee to do or omit to do any act in violation of such payee’s lawful duty, securing any improper advantage or inducing such payee to use such payee’s influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.
“Proportionate Share” means, with respect to each Lender, the percentage obtained by dividing (i) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of all Commitments

(or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.
“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.
“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.
“Recipient” means any Lender or the Agent, as applicable.
“Referral Source” has the meaning set forth in Section 7.07(c).
“Register” has the meaning set forth in Section 14.05(d).
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.
“Regulatory Approval” means, with respect to any Product or Commercialization and Development Activities, any Healthcare Permit or other Governmental Approval, whether U.S. or non-U.S., that is required to be held or maintained by, or for the benefit of the Borrower or any of its Subsidiaries with respect thereto, including all Product Standards, applications, pre-approvals and post-approvals, governmental pricing approvals, reimbursement approvals and approvals of applications for regulatory exclusivity, clearances, licenses, notifications, registrations or authorizations of any Regulatory Authority, in each case necessary for the ownership, use or other commercialization of such Product or for any such Commercialization and Development Activities.
“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that is concerned with or has regulatory or supervisory oversight with respect to any Product or any Commercialization and Development Activities with respect to any Product, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.
“Related Fund” means, with respect to any Lender, a fund which is managed or advised by the same investment manager or investment adviser as such Lender or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Lender.

“Related Parties” has the meaning set forth in Section 14.16.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer and similar officer of such Person.
“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of the Borrower or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests of the Borrower or any of its Subsidiaries.
“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any of its Subsidiaries (i) to create, incur or permit to exist any Lien upon any of its properties or assets (other than (x) customary provisions in Contracts (including, without limitation, leases and licenses of Intellectual Property) restricting the assignment thereof or, in the case of any lease or license, the sublease or sublicense or other disposition of the applicable leased or licensed property and (y) restrictions or conditions imposed by any Contract governing Permitted Indebtedness secured by Liens permitted under Sections 9.02(b), (c), (i), (j), (m), (o), (s), (t) and (x) to the extent that such restrictions or conditions apply only to the property or assets subject to such Permitted Liens), (ii) to make Restricted Payments with respect to any of their respective Equity Interests, to make or repay loans or advances to the Borrower or any of its Subsidiaries or to Guaranty Indebtedness of the Borrower or any of its Subsidiaries thereof, (iii) to make loans or advances to the Borrower or any of its Subsidiaries or Guarantee Indebtedness of the Borrower or any of its Subsidiaries, or (iv) to transfer any of its assets or properties to the Borrower.
“Revenue Sharing Fee” means a fee, payable quarterly, with respect to each fiscal quarter commencing with the first full fiscal quarter after the Closing Date, as provided in Section 3.08, based upon OC-01 Net Revenue for any fiscal year in which such fiscal quarter occurs, determined as follows: the sum of (i) with respect to that portion of OC-01 Net Revenue for such fiscal year up to (but not in excess of) $300,000,000 for such fiscal year, three percent (3.0%) of such portion of OC-01 Net Revenue for such fiscal quarter plus (ii) with respect to that portion of OC-01 Net Revenue for such fiscal quarter (if any) in excess of $300,000,000 for such fiscal year and up to (but not in excess of) $500,000,000 for such fiscal year, one percent (1.0%) of such portion of OC-01 Net Revenue for such fiscal quarter; provided that, total Revenue Sharing Fees payable hereunder since the Closing Date shall not exceed the Revenue Sharing Fee Cap Amount applicable to such Applicable Period, and once an aggregate amount of Revenue Sharing Fees equal to the applicable Revenue Sharing Fee Cap Amount in effect for any Applicable Period has been paid pursuant to Section 3.08, no further Revenue Sharing Fees shall be payable for the remainder of such Applicable Period.

“Revenue Sharing Fee Cap Amount” means, as of any date of determination occurring within an applicable period set forth in the table below (such then-current period, the “Applicable Period”), the amount set forth opposite such  Applicable Period within the applicable column that reflects the Borrowings that have occurred hereunder as of such date of determination:

Applicable Period	Prior to occurrence of both Tranche 2 Borrowing Date and Tranche 3 Borrowing Date	After occurrence of Tranche 2 Borrowing Date, and prior to occurrence of Tranche 3 Borrowing Date	After occurrence of both Tranche 2 Borrowing Date and Tranche 3 Borrowing Date
Four consecutive fiscal quarter period ending on June 30, 2022	$4,500,000	$9,500,000	$12,500,000
Four consecutive fiscal quarter period ending on June 30, 2023	$5,625,000	$11,875,000	$15,625,000
Four consecutive fiscal quarter period ending on June 30, 2024	$6,750,000	$14,250,000	$18,750,000
Four consecutive fiscal quarter period ending on June 30, 2025	$7,875,000	$16,625,000	$21,875,000
Eight consecutive fiscal quarter period ending on June 30, 2027	$9,000,000	$19,000,000	$25,000,000

“Sanction” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Party” means each Lender, the Agent, each other Indemnified Party, any other holder of any Obligation, and any of their respective permitted transferees or assigns.

“Securities Account” means any securities account, as such term is defined in Section 8-501 of the NY UCC.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Agreement” means the Security Agreement, dated as of the date hereof, by and among the Borrower, as grantor, the other Obligors from time to time party thereto and the Agent, as amended, restated, supplemented and/or otherwise modified from time to time.
“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Mortgage, each bailee letter, each landlord waiver and each other security agreement, control agreement or financing statement, registration, recordation, filing, instrument or approval required, entered into or recommended to grant, perfect and otherwise render enforceable Liens in favor of the Agent, for the benefit of the Secured Parties, for purposes of securing the Obligations, including (without limitation) pursuant to Section 8.12, in each case as amended, restated, supplemented and/or otherwise modified from time to time.
“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, substantially in the form Exhibit C, Exhibit D or Exhibit E to the Security Agreement, entered into by one or more Obligors in favor of the Agent, for the benefit of Secured Parties, each in form and substance reasonably satisfactory to the Agent (and as amended, restated, supplemented and/or otherwise modified time to time).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning provided in the definition of Daily Simple SOFR.
“Solvent” means, with respect to any Person at any time, that (i) the present fair saleable value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (iv) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

“Specified Asset Sale” means any Asset Sale consummated in reliance on clauses (d), (e), (g), (i), (k) or (s) of Section 9.09.
“Specified Permitted Liens” means any Liens permitted under clauses (a), (c), (d), (e), (f), (n), (p), (w) and (y) (in the case of extensions, renewals or refinancings of Indebtedness incurred pursuant to Section 9.01(c) only) of Section 9.02.
“Specified Jurisdiction” has the meaning set forth in Section 8.12(b)(ii).
“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, limited liability company, partnership, association, joint venture or other entity (i) of which more than fifty percent (50%) of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are or, in the case of a limited partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” means, initially as of the Closing Date, each Subsidiary of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and, thereafter, each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the Closing Date pursuant to Section 8.12.
“Summary of Terms” means the Summary of Terms, dated May 28, 2021, between the Borrower and OrbiMed Advisors LLC.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Technical Information” means all Product Related Information, including clinical data and any information submitted to a regulatory authority to obtain approvals, all trade secrets, invention disclosures and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or commercial nature related to any Commercialization and Development Activities with respect to any Product, any information of business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.
“Test Period” means, as of any time of determination, the most recently ended period of four (4) consecutive fiscal quarters of the Borrower (in each case taken as one accounting period)

in respect of which financial statements were (or were required to be) delivered as part of the Borrower’s quarterly reports and annual reports on Form 10-Q and 10-K, respectively.
“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
“Total Assets” shall mean the total assets of the Borrower and its Subsidiaries on a consolidated basis, as shown on the applicable consolidated balance sheet of the Borrower and its Subsidiaries and computed in accordance with GAAP. Total Assets shall be calculated after giving pro forma effect to the transaction (including any Permitted Acquisition) giving rise to the need to calculate Total Assets.
“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, together, in each case, with the goodwill of the business connected with the use thereof.
“Tranche 1 Borrowing Date” means the date on which the Tranche 1 Loans are made pursuant to the terms and conditions hereof.
“Tranche 1 Borrowing Date Certificate” has the meaning set forth in Section 6.01(c).
“Tranche 1 Loan” has the meaning set forth in the first recital hereto.
“Tranche 2 Borrowing Date” means the date on which the Tranche 2 Loans are made pursuant to the terms and conditions hereof.
“Tranche 2 Borrowing Date Certificate” has the meaning set forth in Section 6.02(c).
“Tranche 2 Loan” has the meaning set forth in the first recital hereto.
“Tranche 2 Loan Commitment Amount” means the Commitment of the Lenders, subject to the terms and conditions set forth herein, to make the Tranche 2 Loan in an amount up to $50,000,000.
“Tranche 2 Undrawn Fee” has the meaning set forth in Section 3.06(a).
“Tranche 3 Borrowing Date” means the date on which the Tranche 3 Loans are made pursuant to the terms and conditions hereof.
“Tranche 3 Borrowing Date Certificate” has the meaning set forth in Section 6.03(c).
“Tranche 3 Loan” has the meaning set forth in the first recital hereto.

“Tranche 3 Loan Commitment Amount” means the Commitment of the Lenders, subject to the terms and conditions set forth herein, to make the Tranche 3 Loan in an amount up to $30,000,000.
“Tranche 3 Undrawn Fee” has the meaning set forth in Section 3.06(b).
“Transactions” means the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is a party, the making of the Loans hereunder, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents.
“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Undrawn Fee” has the meaning set forth in Section 3.06(b).
“United States” or “U.S.” means the United States of America, its fifty (50) states, the District of Columbia and the Commonwealth of Puerto Rico.
“Upfront Fee” has the meaning set forth in Section 3.04.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).
“Wall Street Journal Prime Rate” means the Wall Street Journal Prime Rate, as published and defined in The Wall Street Journal.
“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means any of the Borrower, any other Obligor or the Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP; provided that, for purposes of determining compliance with any covenant contained in Section 9 or the existence of any Default or Event of Default under Section 11, in determining whether any lease is required to be accounted for as a capital lease or an operating lease, such determination shall be made based on GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication. If the Borrower requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in either case, occurring after the date of this Agreement, then the Lenders and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and the Borrower after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance.
1.03Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,
(a)the terms defined in this Agreement include the plural as well as the singular and vice versa;
(b)words importing gender include all genders;

(c)any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;
(d)any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;
(e)references to days, months and years refer to calendar days, months and years, respectively;
(f)all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;
(g)the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;
(h)the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or properties;
(i)accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP;
(j)where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;
(k)the word “will” shall have the same meaning as the word “shall”;
(l)references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties; and
(m)references to any Law will include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Law from time to time.
Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.
If any obligation to pay any amount pursuant to the terms and conditions of any Loan Document falls due on a day which is not a Business Day, then such required payment date shall be extended to the immediately following Business Day.

1.04Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.05Benchmark Replacement. For purposes of this Agreement and each other Loan Document, the Obligors jointly and severally acknowledge and agree for the benefit of each Secured Party as follows:
(a)Upon the occurrence of an event of the type described in the first proviso of the definition of “Benchmark Rate”, the Agent will promptly notify the Borrower thereof and, as set forth in such proviso, the Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to Daily Simple SOFR.   However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Daily Simple SOFR or any other rate referenced herein or in any other Loan Document or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement Benchmark Rate will be similar to, or produce the same value or economic equivalence of, Daily Simple SOFR or have the same volume or liquidity as did Daily Simple SOFR prior to its discontinuance or unavailability).
(b)There is no assurance that the composition or characteristics of any such alternative, successor or replacement Benchmark Rate will be similar to or produce the same value or economic equivalence as Daily Simple SOFR or that it will have the same volume or liquidity as did Daily Simple SOFR prior to its discontinuance or unavailability.
Section 2
THE COMMITMENTS AND THE LOANS
2.01Loans.
(a)On the terms and subject to the conditions of this Agreement, each Lender agrees to make (i) a Tranche 1 Loan to the Borrower, in a single Borrowing on the Tranche 1 Borrowing Date, in an aggregate principal amount for all Lenders not to exceed $45,000,000, (ii) at the option of the Borrower, a Tranche 2 Loan to the Borrower, in a single Borrowing on the Tranche 2 Borrowing Date, in an aggregate principal amount for all Lenders not to exceed $50,000,000 and (iii) after the occurrence of the Tranche 2 Borrowing Date, at the option of the Borrower, a Tranche 3 Loan to the Borrower, in a single Borrowing on the Tranche 3 Borrowing Date, in an aggregate principal amount for all Lenders not to exceed $30,000,000.
(b)No amounts repaid or prepaid with respect to any Loan may be reborrowed.

(c)Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made hereunder will be denominated solely in Dollars, and all Loans and other Obligations will be repayable solely in Dollars and no other currency.
2.02Borrowing Procedures. At least twelve (12) Business Days, but not more than twenty (20) Business Days, prior to any proposed Borrowing Date (or, in the case of the Tranche 1 Borrowing Date, no earlier than the Closing Date and at least five (5) Business Day(s) prior to the proposed Tranche 1 Borrowing Date or such shorter period as the Agent may approve in its sole discretion), the Borrower shall deliver to the Agent an irrevocable Borrowing Notice, which notice, if received by the Agent on a day that is not a Business Day or after 12:00 noon (New York City time) on a Business Day, shall be deemed to have been delivered on the next Business Day.
2.03Notes. If requested by any Lender, any Loan of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such Notes in the form attached hereto as Exhibit A.
2.04Use of Proceeds. The Borrower shall use the proceeds of the Loans (i) to support Commercialization and Development Activities in connection with OC-01, (ii) for general corporate purposes, and (iii)  the payment of fees and expenses associated with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
Section 3
PAYMENTS OF PRINCIPAL AND INTEREST
3.01Repayments Generally; Application.
(a)Commencing with the fourth (4th) full fiscal quarter ending after the OC-01 Approval, with respect to any Test Period ending on the last day of such fiscal quarter or any fiscal quarter thereafter, if OC-01 Net Recurring Revenue for such Test Period is less than the minimum amount set forth opposite such Test Period in the table below, the Borrower shall repay $5,000,000 of the outstanding principal amount of the Loans on the next succeeding Payment Date after such Test Period, and, without duplication of any interest paid or payable under Section 3.02(c), together with all accrued and unpaid interest on the repaid principal amount.

Test Period Ended with the __ Full Fiscal Quarter After OC-01 Approval	Minimum OC-01 Net Recurring Revenue
Fourth	$35,000,000
Fifth	$49,000,000
Sixth	$61,500,000
Seventh	$69,000,000
Eighth	$74,500,000
Ninth	$82,000,000
Tenth	$90,000,000
Eleventh	$100,000,000
Twelfth	$110,000,000
Thirteenth	$120,000,000
Fourteenth and all fiscal quarters thereafter	$125,000,000

(b)If the Borrower does not receive the OC-01 Approval on or prior to June 30, 2022, on each Payment Date occurring after August 5, 2024 (the “Repayment Date”) and prior to the Maturity Date, the Borrower shall repay the aggregate outstanding principal amount of the Loans in equal consecutive payments equal to one thirty-sixth (1/36th) of the aggregate principal amount of all Loans outstanding immediately prior to the Repayment Date and, without duplication of any interest paid or payable under Section 3.02(c), together with all accrued and unpaid interest on the repaid principal amount.
(c)On the Maturity Date, the Borrower shall repay in cash the entire remaining outstanding principal amount of the Loans, together with all accrued and unpaid interest and fees thereon, the Exit Fee, the Buyout Amount and all other amounts due hereunder.
(d)The Borrower agrees that all amounts payable hereunder or under any other Loan Document, in respect of any Loans, fees or interest accrued or accruing thereon, or any other Obligations, shall be repaid and prepaid solely in Dollars. Except as otherwise provided in this Agreement, proceeds of each payment (including each repayment and prepayment of Loans) by or on behalf of the Borrower shall be (i) applied pro rata between the Tranche 1 Loans, the Tranche 2 Loans and the Tranche 3 Loans (on the basis of the aggregate outstanding principal amount of the Loans at such time), and (ii) deemed to be made ratably to the Lenders in accordance with their respective Proportionate Shares of the Loans being repaid or prepaid.
3.02Interest.
(a)Interest Generally. The outstanding principal amount of the Loans, as well as the amount of all other outstanding Obligations, shall accrue interest at the Interest Rate on and from the Tranche 1 Borrowing Date. The Agent’s determination of the Interest Rate shall be binding on the Borrower, its Subsidiaries and the Lenders in the absence of manifest error.
(b)Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase automatically by three percent (3.0%) per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”). If any Obligation is not paid when due under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.
(c)Interest Payment Dates. Accrued interest on the Loans shall be payable in cash, in arrears, on each Payment Date with respect to the most recently completed Interest Period, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate, or any accrued interest not paid on or before the Maturity Date, shall be payable from time to time in cash on demand by the Agent until paid in full.
3.03Prepayments; Prepayment Fees.
(a)Optional Prepayments.
(i)Subject to prior written notice pursuant to clause (a)(ii) below, the Borrower shall have the right to optionally prepay, in whole or in part, the outstanding principal amount of the Loans on any Business Day (a “Prepayment Date”) in an amount equal to (i) the outstanding principal amount of the Loan so prepaid, together with any accrued and unpaid interest thereon, (ii) the Early Prepayment Fee (if applicable), (iii) the Exit Fee and (iv) the Buyout Amount (if applicable) (such total amount described in clauses (a)(i) through (iv), the “Prepayment Price”).
(ii)A notice of optional prepayment shall be effective only if received by the Agent not later than 2:00 p.m. (New York City time) on a date not less than three (3) Business Days (but no more than five (5) Business Days) prior to the proposed Prepayment Date. Each notice of optional prepayment (x) shall specify the proposed Prepayment Date and the proposed Prepayment Price (including, in reasonable detail, the principal amount to be prepaid, the amount of accrued and unpaid interest thereon, a calculation of the Early Prepayment Fee (if applicable), Exit Fee and the Buyout Amount (if applicable) payable on such proposed Prepayment Date) and (y) shall be irrevocable unless such notice states that such prepayment is conditioned upon the effectiveness of a refinancing or any other transaction, in which case such notice may be revoked by the Borrower (by written notice to the Agent at least two (2) Business Days prior to the Prepayment Date) if such condition is not satisfied.

(b)Mandatory Prepayments.
(i)Within five (5) Business Days of the receipt of Net Cash Proceeds from the occurrence of any one or more Casualty Events or Specified Asset Sales, in either case, in excess of $1,000,000 in the aggregate per annum, the Borrower shall cause an amount equal to one hundred percent (100%) of such Net Cash Proceeds to be applied to (i) the prepayment of the outstanding principal amount of the Loans, (ii) the payment of accrued and unpaid interest on such principal amount being prepaid and (iii) the payment of the Early Prepayment Fee (if applicable), the Exit Fee and the Buyout Amount (if applicable), with such amount of Net Cash Proceeds being allocated to such prepayment and payments such that the full amount of the principal amount of the Loans being prepaid, together with any accrued and unpaid interest thereon, the Early Prepayment Fee (if applicable), the Exit Fee and the Buyout Amount (if applicable) payable hereunder shall be paid in full with such Net Cash Proceeds. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing or shall immediately result therefrom, if, within three (3) Business Days following the occurrence of any such Casualty Event or Specified Asset Sale, a Responsible Officer of the Borrower delivers to the Agent a notice to the effect that the Borrower intends to reinvest the Net Cash Proceeds from such Casualty Event or Specified Asset Sale, to repair, refurbish, restore, replace or rebuild the asset subject to such Casualty Event or Specified Asset Sale or to the cost of purchasing or constructing other assets useful in the business of the Borrower or its Subsidiaries or in connection with a Permitted Acquisition or other similar Investment permitted hereunder, then such Net Cash Proceeds of such Casualty Event or Specified Asset Sale may be applied for such purpose in lieu of such mandatory prepayment otherwise required pursuant to this clause (b) to the extent such Net Cash Proceeds of such Casualty Event or Specified Asset Sale are actually applied for such purpose; provided that, in the event such Net Cash Proceeds have not been so applied within three hundred sixty (360) days following the occurrence of such Casualty Event or Specified Asset Sale, the Borrower shall cause one hundred percent (100%) of the unused balance of such Net Cash Proceeds to be applied to (i) the prepayment of the outstanding principal amount of the Loans, (ii) the payment of accrued and unpaid interest on such principal amount being prepaid and (iii) the payment of the Early Prepayment Fee (if applicable), the Exit Fee and the Buyout Amount (if applicable), with such amount of Net Cash Proceeds being allocated to such prepayment and payments such that the full amount of the principal amount of the Loans being prepaid, together with any accrued and unpaid interest thereon, the Early Prepayment (if applicable), the Exit Fee and the Buyout Amount (if applicable) payable hereunder shall be paid in full with such unused balance of Net Cash Proceeds.
(ii)Within three (3) Business Days of the receipt of Net Cash Proceeds from any Permitted Convertible Indebtedness, the Borrower shall cause an amount equal to 100% of such Net Cash Proceeds to be applied to (i) the prepayment of the outstanding principal amount of the Loans to the extent necessary so that the outstanding principal amount, after giving effect to such prepayment, does not exceed $50,000,000, (ii) the payment of accrued and unpaid interest on such principal amount being prepaid and (iii) the payment of the Early Prepayment Fee (if applicable), the Exit Fee and the Buyout Amount (if applicable), with such amount of Net Cash Proceeds being allocated to such prepayment and payments such that the full amount of the principal amount of the Loans being prepaid, together with any accrued and unpaid interest thereon, the Early Prepayment Fee (if applicable), the Exit Fee and the Buyout Amount (if applicable) payable hereunder shall be paid in full with such Net Cash Proceeds.
(c)Early Prepayment Fee. Without limiting the foregoing, whenever any repayment or prepayment of Loans is made hereunder prior to the occurrence of the Tranche 2 Borrowing Date, whether pursuant to Sections 3.01(a), 3.01(b), 3.03(a), 3.03(b) or 11.02 (including as a result of the occurrence of any Event of Default described in Section 11.01 (including Section 11.01(h))) or otherwise, and whether on, prior or after the Maturity Date, the Early Prepayment Fee shall be payable in full in cash on the applicable date of such prepayment. No Early Prepayment Fee shall be due or payable for any repayments or prepayments of the Loans upon the earlier to occur of (x) the Tranche 2 Borrowing Date and (y) the fourth (4th) anniversary of the Closing Date. Subject to the immediately preceding sentence, until payment in full in cash of all Obligations, all Early Prepayment Fees shall continue to be due and payable, including after the occurrence of any Default, Event of Default, acceleration, maturity or otherwise.
(d)Application. Proceeds of any prepayment made pursuant to clauses (a) or (b) above shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash; provided that all such applications to Lenders shall be made in accordance with their respective Proportionate Shares:
(i)first, to the payment of that portion of the Obligations payable to the Agent constituting fees, indemnities, costs, expenses, and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03);
(ii)second, to the payment of that portion of the Obligations payable to the Lenders constituting fees (other than the Early Prepayment Fee, the Exit Fee and the Buyout Amount), indemnities, expenses, and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03) ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)third, to the payment of any Early Prepayment Fee, any Exit Fee and any Buyout Amount then due and payable;
(iv)fourth, to the payment of any accrued and unpaid interest then due and owing;
(v)fifth, to the payment of unpaid principal of the Loans;
(vi)sixth, to the payment in full of all other Obligations then due and payable to the Agent and the Lenders, ratably among them accordance with their respective Proportionate Shares, to the extent such Obligations are payable to them; and
(vii)seventh, to the Borrower or such other Persons as may lawfully be entitled to or directed by the Borrower to receive the remainder.

3.04Upfront Fee. On the Tranche 1 Borrowing Date, the Borrower shall pay to the Agent (for the pro rata benefit of the Lenders) a fee equal to two million five hundred thousand dollars ($2,500,000) (the “Upfront Fee”). Upon receipt of payment from the Borrower, the Agent will promptly thereafter distribute like funds relating to any such payment to the Lenders pro rata on the basis of each Lender’s Proportionate Share. Once paid by the Borrower, the Upfront Fee shall be non-refundable.
3.05Exit Fee. On the date of each repayment or prepayment of all or any portion of the Loans, whether at the Maturity Date, whether pursuant to Sections 3.01(a), 3.01(b), 3.03(a), 3.03(b) or 11.02 (including as a result of the occurrence of any Event of Default described in Section 11.01 (including Section 11.01(h))), or otherwise, and whether on, prior or after the Maturity Date, the Borrower shall pay to the Agent a fully-earned and nonrefundable exit fee equal to six percent (6.00%) of the principal amount of the Loans so repaid or prepaid. Any such fee paid by the Borrower pursuant to this Section 3.05 shall be hereinafter referred to as an “Exit Fee”. Upon receipt of payment from the Borrower of any Exit Fee, the Agent will promptly thereafter distribute like funds relating to any such payment to the Lenders pro rata on the basis of each Lender’s Proportionate Share. Until payment in full in cash of all Obligations, all Exit Fees shall continue to be due and payable, including after the occurrence of any Default, Event of Default, acceleration, maturity or otherwise.
3.06Undrawn Fee.
(a)In respect of the Tranche 2 Commitment Amount, the Borrower shall pay to the Agent, for the account of the Lenders in accordance with their respective Proportionate Shares, a fee (the “Tranche 2 Undrawn Fee”) accruing at the per annum rate of one half of one percent (0.50%) on the Tranche 2 Loan Commitment Amount. The Tranche 2 Undrawn Fee shall be payable monthly in arrears on each Payment Date occurring after the Closing Date until the Payment Date for the earlier to occur of (i) the Tranche 2 Borrowing Date and (ii) the month ending June 30, 2022.
(b)In respect of the Tranche 3 Commitment Amount, the Borrower shall pay to the Agent, for the account of the Lenders in accordance with their respective Proportionate Shares, a fee (the “Tranche 3 Undrawn Fee” and, together with the Tranche 2 Undrawn Fee, the “Undrawn Fees”) accruing at the per annum rate of one half of one percent (0.50%) on the Tranche 3 Loan Commitment Amount. The Tranche 3 Undrawn Fee shall be payable monthly in arrears on each Payment Date occurring after the Closing Date until the Payment Date for the earlier to occur of (i) the month ending June 30, 2022 if the Tranche 2 Borrowing Date has not occurred, (ii) the Tranche 3 Borrowing Date and (iii) the month ending June 30, 2023.
3.07Administration Fee. The Borrower shall pay to the Agent for its own account an administration fee of ten thousand dollars ($10,000) per fiscal quarter (an “Administration Fee”), which fee shall (i) be payable in advance on the Closing Date and, thereafter, the first Business day of each March, June, September and December, (ii) be paid unconditionally in full without set-off or counterclaim or other defense, in Dollars and in same day or immediately available funds, to such account as shall be designated by the Agent and (iii) not be refundable under any circumstances.

3.08Revenue Sharing Fee. Commencing with the first full fiscal quarter after the Closing Date, not later than the forty-fifth (45th) day following the end of each fiscal quarter (or, if earlier, the delivery of the compliance certificate for such fiscal quarter (or, in the case of the fourth fiscal quarter of any fiscal year, the Net Revenue certificate) in each case required pursuant to Section 8.01(d)), the Borrower shall pay to the Agent a Revenue Sharing Fee; provided that, any term or provision of this Section 3.08 to the contrary notwithstanding:
(a)The Borrower’s obligation to pay the Revenue Sharing Fee pursuant to this Section 3.08 shall terminate and no longer be in effect with respect to any fiscal quarter that ends after the earliest to occur of (i) the Maturity Date, (ii) the date when all Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been indefeasibly paid in full in cash, and (iii) the date when payment of the Buyout Amount has been paid to the Agent (for the account of the Lenders in accordance with their respective Proportionate Shares) in full and in cash, including pursuant to clause (c) below.
(b)Termination of the Borrower’s obligation to pay the Revenue Sharing Fee pursuant to clause (a) above shall not affect the Borrower’s obligation to pay any Revenue Sharing Fee earned and payable with respect to any fiscal quarter ended prior to the occurrence of any date described in such clause (a) above, which obligations shall remain in full force and effect notwithstanding the occurrence of any such date and, to the extent then unpaid, shall be due and payable in full in cash on such date.
(c)Upon the earliest to occur of (i) the Maturity Date, (ii) the acceleration of the Loans pursuant to Section 11.02 as a result of an Event of Default described in Section 11.01(h) or (l) or (iii) the repayment or prepayment of the Obligations in full prior to the Maturity Date, whether pursuant to Sections 3.01(a), 3.01(b), 3.03(a), 3.03(b) or 11.02 (including as a result of the occurrence of any Event of Default described in Section 11.01 (including Section 11.01(h))) or otherwise, and whether on, prior to or after the Maturity Date, the Buyout Amount shall be immediately payable in full in cash by the Borrower to the Agent on the date of such occurrence or demand, as the case may be, unless previously paid in full in cash. The Borrower shall not voluntarily pay the Buyout Amount except on any Prepayment Date on which it prepays the Obligations in full in accordance with Section 3.03(a). Until payment in full in cash of all Obligations, the Buyout Amount shall continue to be due and payable, including after the occurrence of an Event of Default, maturity or otherwise.
Section 4
PAYMENTS, ETC.
4.01Payments.
(a)Payments Generally. Except as otherwise provided in Section 5.03, each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Agent designated by the

Agent by notice to the Borrower, and (ii) not later than 2:00 p.m. (New York City time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).
(b)Application of Payments. All such payments referenced in clause (a) above shall be applied as set forth in Section 3.03(d) above.
(c)Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.
4.02Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.
4.03Set-Off.
(a)Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent, the Lenders and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.
(b)Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.
(c)Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Agent or any Lender, or the Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
Section 5
YIELD PROTECTION, ETC.
5.01Additional Costs.
(a)Changes in Law Generally. If, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or other Recipient or shall impose on a Lender (or its lending office) or other Recipient any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender or other Recipient under this Agreement or any other Loan Document, or subject any Lender or other Recipient to any Taxes on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender or other Recipient within five (5) Business Days after any demand for such additional amount or amounts as will compensate such Lender for such increased cost or reduction.
(b)Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender within five (5) Business Days after any demand for such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.
(c)Notification by Lender. Each Lender shall promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.
(d)Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation.
(e)Other Changes. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.
5.02Illegality. Notwithstanding any other provision of this Agreement, if, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of or any change in any applicable Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which (i) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (ii) if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the aggregate principal amount of the Prepayment Price.

5.03Taxes
(a)Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent or each Lender, timely reimburse it for the payment of any Other Taxes.
(c)Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(d)Indemnification by the Borrower. The Borrower and each other Obligor party hereto each hereby jointly and severally agree to indemnify, hold harmless and reimburse each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.05(g) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (e).
(f)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent shall deliver such other documentation prescribed by applicable Law as reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B), and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, if the Borrower is a U.S. Person:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI (or successor form);
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by such applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or notify the Borrower and the Agent in writing of its legal inability to do so, in each case prior to the next applicable Payment Date. To the extent legally permissible, the Agent, in the event that the Agent is a U.S. Person, shall deliver an IRS Form W-9 to the Borrower and if the Agent is not a U.S. Person, the applicable IRS Form W-8 certifying its exemption from U.S. withholding Taxes with respect to amounts payable hereunder, on or prior to the date the Agent becomes a party to this Agreement.
(g)Treatment of Certain Tax Refunds. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.
5.04Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts or compensation to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any material unreimbursed cost or expense and (iii) not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
5.05AHYDO Catch-Up.    Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, if the Loan shall remain outstanding after the fifth (5th) anniversary of the initial issuance thereof and the aggregate amount that would be includible in the gross income of a Lender with respect to any Loan (within the meaning of Section 163(i) of the Code or any successor provision) for the periods ending on or before any Payment Date that occurs after such fifth (5th) anniversary (the “Aggregate Accrual”) would otherwise exceed an amount equal to the sum of (i) the aggregate amount of interest to be paid (within the meaning of Section 163 (i) of the Code) under the Loan on or before such Payment Date, and (ii) the product of (A) the issue price (as defined in Section 1273(b) of the Code) of the Loan and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Loan (such sum, the “Maximum Accrual”), then Borrower shall pay on each applicable Payment Date occurring after such fifth (5th) anniversary that portion of the outstanding principal amount of the Loan necessary to prevent the Loan from constituting an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code, up to an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual (each such payment, the “AHYDO Payment”) and the amount of such AHYDO Payment and any interest thereon shall be treated for U.S. federal income tax purposes as an amount of interest to be paid (within the meaning of Section 163(i)(2)(B)(i) of the Code) under the Loan.  This provision is intended to prevent the Loan from being classified as an “applicable high yield discount obligation,” as defined in Section 163(i) of the Code, and shall be interpreted consistently therewith.
Section 6
CONDITIONS PRECEDENT
5.01Conditions to the Borrowing of the Tranche 1 Loans. The obligation of the Initial Lender to make its Tranche 1 Loan on the Tranche 1 Borrowing Date shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Borrowing Notice as required pursuant to Section 2.02, the delivery of a funds flow memorandum summarizing, in reasonable detail, the use of proceeds of the Tranche 1 Loans, and the prior or concurrent satisfaction (or waiver thereof by the Agent) of each of the conditions precedent set forth below in this Section 6.01.
(a)Secretary’s Certificate, Etc. The Agent shall have received from each Obligor party to a Loan Document on the Closing Date:
(i)a copy of a good standing certificate or the equivalent thereof, dated within ten (10) days prior to the Closing Date, for each such Person; and
(ii)a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s secretary or assistant secretary, managing member, general partner or equivalent, as to:
(A)resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document and the Transactions, to be executed and delivered by such Person;

(B)the incumbency and signatures of those of its officers, managing member or general partner or equivalent authorized to act with respect to each Loan Document to be executed and delivered by such Person; and
(C)true and complete copies of each Organic Document of such Person;
which certificates shall be in form and substance reasonably satisfactory to the Agent.
(b)Information Certificate. The Agent shall have received a fully completed Information Certificate, in form and substance reasonably satisfactory to the Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower, which shall be true and correct as of the Closing Date. All documents and agreements required to be appended to the Information Certificate, if any, shall be in form and substance reasonably satisfactory to the Agent and the Lenders, shall have been, if applicable, executed and delivered by the requisite parties and shall be in full force and effect.
(c)Tranche 1 Borrowing Date Certificate. The following statements shall be true and correct, and the Agent shall have received a certificate (the “Tranche 1 Borrowing Date Certificate”), dated as of the Tranche 1 Borrowing Date and in form and substance reasonably satisfactory to the Agent, duly executed and delivered by a Responsible Officer of the Borrower certifying that (i) both immediately before and after giving effect to the Borrowing of the Tranche 1 Loans on the Tranche 1 Borrowing Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct as of such date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects as of such date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, and (z) no Default has occurred and is continuing, or could reasonably be expected to result from the Borrowing of the Tranche 1 Loans, or the consummation of any Transactions that have occurred on or prior to the Tranche 1 Borrowing Date or are contemplated to occur on the Tranche 1 Borrowing Date); provided that, with respect to the representations and warranties referenced in clauses (x) and (y) above and the certification thereof relating to representations and warranties set forth in each Loan Document, (1) references in such representations and warranties to “the Closing Date” or “the date hereof” shall be deemed to be references to “the Tranche 1 Borrowing Date” and (2) the Borrower may supplement all or any portion of the schedules to this Agreement and the other Loan Documents as necessary in order to satisfy this Section 6.01(c) on the Tranche 1 Borrowing Date; provided, further, that no such supplement shall be permitted if the Agent reasonably determines that the circumstance or event necessitating such supplement either (A) was the result of the occurrence and continuance of an Event of Default, or (B) constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted by this Agreement) was otherwise materially adverse to the interests of the Lenders under the Loan Documents; and (ii)

all of the conditions set forth in this Section 6.01 (other than any conditions that (x) are explicitly required to be satisfactory to or approved by the Agent or (y) require receipt by the Agent of any document or agreement or evidence of any act or event that the Borrower or its counsel has delivered to the Agent’s counsel) have been satisfied or waived in writing by the Agent.
(d)Delivery of Notes. The Agent shall have received a Note in favor of each Lender evidencing such Lender’s Tranche 1 Loan, duly executed and delivered by a Responsible Officer of the Borrower.
(e)Financial Information, Etc. On or prior to the Closing Date, the Agent shall have received:
(i)audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2020; and
(ii)unaudited consolidated balance sheets of the Borrower and its Subsidiaries for each fiscal quarter ended after December 31, 2020 and at least ten (10) Business Days prior to the Closing Date, together with the related consolidated statement of operations, shareholder’s equity and cash flows for each such fiscal quarter.
(f)Minimum Liquidity Compliance. The Agent shall have received evidence reasonably satisfactory to it that, immediately after giving effect to the Borrowing of the Tranche 1 Loans on the Tranche 1 Borrowing Date, the Borrower will be in compliance with the covenant set forth in Section 10.01.
(g)Insurance. The Agent shall have received certificates of insurance evidencing that the insurance required to be maintained pursuant to Section 8.05 is in full force and effect, which certificates shall name the Agent, for the benefit of the Lenders, as additional insured as its interests may appear, in the case of each casualty insurance policy, and a lender’s loss payee, in the case of each property insurance policy, in each case, in form and substance reasonably satisfactory to the Agent.
(h)Solvency. The Agent shall have received a solvency certificate substantially in the form of Exhibit I, duly executed and delivered by the chief financial or accounting Responsible Officer of the Borrower, dated as of the Tranche 1 Borrowing Date, in form and substance reasonably satisfactory to the Agent.
(i)Security Documents. The Agent shall have received executed counterparts of all Security Documents, each dated as of the date hereof, duly executed and delivered by each Obligor, together with:
(i)the delivery of all certificates (in the case of Equity Interests that are securities (as defined in the UCC)) evidencing the issued and outstanding Equity Interests owned by the Borrower and each Subsidiary that are required to be pledged under such Security Documents, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of such Equity Interests that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Agent and the Lenders that the pledge of such Equity Interests required under such Security Documents has been perfected by the Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the NY UCC and all Laws otherwise applicable to the perfection of such pledge;
(ii)financing statements naming each Obligor as a debtor and the Agent as the secured party, or other similar instruments, registrations, or documents, in each case suitable for filing, filed under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the Liens of the Secured Parties pursuant to such Security Documents;
(iii)UCC-3 termination statements, as may be necessary to release all Liens (other than Permitted Liens) and other rights of any Person in any collateral described in the Security Documents previously granted by any Person; and
(iv)all Short-Form IP Security Agreements and any other agreement, document or instrument required to be provided under any Security Document, duly executed and delivered by the applicable Obligors.
(j)Lien Searches. The Agent shall have received all customary lien searches in the relevant jurisdictions (including UCC, tax and judgment lien searches and searches of the United States Patent and Trademark Office and the United States Copyright Office (or any successor office or any similar office in any other country)), each dated within thirty (30) days prior to the Closing Date.
(k)Controlled Accounts. The Agent shall have received on or prior to the Tranche 1 Borrowing Date fully executed account control agreements, which shall be in form and substance reasonably acceptable to the Agent, with respect to certain Deposit Accounts, Securities Accounts, Commodities Accounts, lockboxes and other similar accounts of each Obligor, to the extent necessary to comply with Section 10.01.
(l)Opinions of Counsel. The Agent shall have received a legal opinion, dated as of the Closing Date and addressed to the Agent and the Lenders, from Cooley LLP, in form and substance reasonably acceptable to the Agent.
(m)Material Adverse Change. Since December 31, 2020, no Material Adverse Change shall have occurred.
(n)Anti-Terrorism Laws. The Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
(o)Governmental Approvals and Third-Party Consents. The Agent shall have received evidence that the Borrower and the applicable Subsidiaries have obtained all Governmental Approvals and third-party permits, licenses, approvals and consents necessary in connection with the execution, delivery and performance of the Loan Documents and the consummation of the Transactions.
(p)Upfront Fee, Administration Fee, Other Fees, Expenses, Etc. The Borrower shall have paid to the Agent for its account and the account of each Lender, the Upfront Fee, the Administration Fee and, all other fees, costs and expenses due and payable pursuant to the Summary of Terms and Section 14.03, including all closing costs and fees and all unpaid reasonable expenses of the Agent and the Lenders incurred in connection with the Transactions (including the Agent’s and the Lenders’ legal fees and expenses) in excess of the Expense Deposit.
(q)Material Agreement. The Agent shall have received true and complete executed copies of all Material Agreements, together with all amendments, waivers, exhibits, schedules and annexes thereto.
(r)Tranche 1 Borrowing Date. The Tranche 1 Borrowing Date shall have occurred on or before August 13, 2021.
5.02Conditions to the Borrowing of the Tranche 2 Loans. The obligation of each Lender to make its Tranche 2 Loan on the Tranche 2 Borrowing Date shall be subject to the prior making of the Tranche 1 Loan on the Tranche 1 Borrowing Date, the delivery of a Borrowing Notice as required pursuant to Section 2.02 and the prior or concurrent satisfaction (or waiver thereof by the Agent) of each of the conditions precedent set forth below in this Section 6.02.
(a)Secretary’s Certificate, Etc. Unless the Borrower certifies to the Agent in the certificate delivered pursuant to clause (c) below that the certificates delivered pursuant to Section 6.01(a) may be relied upon as of the Tranche 2 Borrowing Date as if delivered, dated and effective as of such date, the Agent shall have received from each Obligor party to a Loan Document on the Tranche 2 Borrowing Date:
(i)a copy of a good standing certificate or the equivalent thereof, dated a date reasonably close to the Tranche 2 Borrowing Date, for each such Person and
(ii)a certificate, dated as of the Tranche 2 Borrowing Date, duly executed and delivered by such Person’s secretary or assistant secretary, managing member, general partner or equivalent, as to:
(A)resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document and the Transactions, to be executed and delivered by such Person (or a statement as to no change or loss of force or effect since the Closing Date), or that the resolutions of such Person’s Board that were delivered pursuant to Section 6.01(a) remain in full force in effect on the Tranche 2 Borrowing Date, and that such Person’s Board has not passed any other resolutions relating to the Transactions since the Closing Date;

(B)the incumbency and signatures of those of its officers, managing member or general partner or equivalent authorized to act with respect to each Loan Document to be executed and delivered by such Person (or a statement as to no change or loss of force or effect since the Closing Date); and
(C)true and complete copies of each Organic Document of such Person and copies thereof or that the Organic Documents delivered pursuant to Section 6.01(a) remain in full force and effect on the Tranche 2 Borrowing Date;
which certificates shall be in form and substance reasonably satisfactory to the Agent.
(b)Information Certificate. The Agent shall have received a fully completed Information Certificate, in form and substance reasonably satisfactory to the Agent, dated as of the Tranche 2 Borrowing Date, which shall be true and correct as of such date, duly executed and delivered by a Responsible Officer of the Borrower; provided that the Borrower may supplement all or any portion of the Information Certificate delivered on the Closing Date in order to satisfy this Section 6.02(b) as of such date; provided, further that no such supplement shall be permitted if the Agent reasonably determines that the circumstance or event necessitating such supplement either (i) was the result of the occurrence and continuance of an Event of Default, or (ii) constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted by this Agreement) was otherwise materially adverse to the interests of the Lenders under the Loan Documents. All documents and agreements required to be appended to the Information Certificate, if any, shall be in form and substance reasonably satisfactory to the Agent, shall have been executed and delivered by the Borrower and shall be in full force and effect.
(c)Tranche 2 Borrowing Date Certificate. The following statements shall be true and correct, and the Agent shall have received a certificate, substantially identical to the Tranche 1 Borrowing Date Certificate, dated as of the Tranche 2 Borrowing Date, duly executed and delivered by a Responsible Officer of the Borrower certifying that (i) both immediately before and immediately after giving effect to the Borrowing of the Tranche 2 Loans on the Tranche 2 Borrowing Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct as of the Tranche 2 Borrowing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects as of the Tranche 2 Borrowing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, and (z) no Event of Default has occurred and is continuing, or could reasonably be expected to result from the Borrowing of the Tranche 2 Loans or the consummation of any Transactions contemplated to occur on the Tranche 2 Borrowing Date and (ii) all of the conditions set forth in this Section 6.02 (other than any conditions that (x) are explicitly required to be satisfactory to or approved by the Agent or (y) require receipt by the Agent of any document or agreement or evidence of any act or event that the Borrower or its counsel has delivered to the Agent’s counsel) have been satisfied or waived in writing by the Agent; provided that, with respect to the representations and warranties referenced in clauses (x) and (y) above and the certification thereof relating to representations and warranties set forth in each Loan Document, (1) references in such representations and warranties to “the Closing Date” or “the date hereof” shall be deemed to be references to “the Tranche 2 Borrowing Date” and (2) the Borrower may supplement all or any portion of the schedules to this Agreement and the other Loan Documents as necessary in order to satisfy this Section 6.02(c) on the Tranche 2 Borrowing Date; provided, further, that no such supplement shall be permitted if the Agent reasonably determines that the circumstance or event necessitating such supplement either (A) was the result of the occurrence and continuance of an Event of Default, or (B) constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted by this Agreement) was otherwise materially adverse to the interests of the Lenders under the Loan Documents.
(d)Delivery of Notes. The Agent shall have received a Note in favor of each Lender evidencing such Lender’s Tranche 2 Loan, duly executed and delivered by a Responsible Officer of the Borrower.
(e)Tranche 2 Borrowing Date. The Tranche 2 Borrowing Date shall have occurred on or before June 30, 2022.
(f)FDA Approval of OC-01. The FDA shall have approved OC-01 for either the treatment of dry eye disease or the treatment of the signs and symptoms of dry eye disease, in either case, with an approved label therefor that does not include any boxed warning and includes Eye Dryness Score data from clinical studies (the “OC-01 Approval”).
(g)Satisfactory Legal Form. All documents, including any attachments or appendices thereto, executed, delivered or submitted pursuant hereto by or on behalf of the Borrower or any of its respective Subsidiaries shall be reasonably satisfactory in form and substance to the Agent and its counsel.
(h)Undrawn Fee, Other Fees, Expenses, Etc. The Borrower shall have paid to the Agent for its account and the account of each Lender, the Undrawn Fees accrued through the Tranche 2 Borrowing Date and all other fees, reasonable and documented out-of-pocket costs and expenses, if any, due and payable pursuant to Section 14.03 (including the Agent’s and the Lenders’ reasonable and documented out-of-pocket legal fees and expenses).
5.03Conditions to the Borrowing of the Tranche 3 Loans. The obligation of each Lender to make its Tranche 3 Loan on the Tranche 3 Borrowing Date shall be subject to the prior making of the Tranche 1 Loan on the Tranche 1 Borrowing Date, the prior making of the Tranche 2 Loan on the Tranche 2 Borrowing Date, the delivery of a Borrowing Notice as required pursuant to Section 2.02 and the prior or concurrent satisfaction (or waiver thereof by the Agent) of each of the conditions precedent set forth below in this Section 6.03.
(a)Secretary’s Certificate, Etc. Unless the Borrower certifies to the Agent in the certificate delivered pursuant to clause (c) below that the certificates delivered pursuant to

Section 6.02(a) may be relied upon as of the Tranche 3 Borrowing Date as if delivered, dated and effective as of such date, the Agent shall have received from each Obligor party to a Loan Document on the Tranche 3 Borrowing Date:
(i)a copy of a good standing certificate or the equivalent thereof, dated a date reasonably close to the Tranche 3 Borrowing Date, for each such Person and
(ii)a certificate, dated as of the Tranche 3 Borrowing Date, duly executed and delivered by such Person’s secretary or assistant secretary, managing member, general partner or equivalent, as to:
(A)resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document and the Transactions, to be executed and delivered by such Person (or a statement as to no change or loss of force or effect since the Closing Date or Tranche 2 Borrowing Date, as applicable), or that the resolutions of such Person’s Board that were delivered pursuant to Section 6.01(a) or Section 6.02(a) remain in full force in effect on the Tranche 3 Borrowing Date, and that such Person’s Board has not passed any other resolutions relating to the Transactions since the Closing Date;
(B)the incumbency and signatures of those of its officers, managing member or general partner or equivalent authorized to act with respect to each Loan Document to be executed and delivered by such Person (or a statement as to no change or loss of force or effect since the Closing Date or Tranche 2 Borrowing Date, as applicable); and
(C)true and complete copies of each Organic Document of such Person and copies thereof, or that the Organic Documents delivered pursuant to Section 6.01(a) or Section 6.02(a) remain in full force and effect on the Tranche 3 Borrowing Date;
which certificates shall be in form and substance reasonably satisfactory to the Agent.
(b)Information Certificate. The Agent shall have received a fully completed Information Certificate, in form and substance reasonably satisfactory to the Agent, dated as of the Tranche 3 Borrowing Date, which shall be true and correct as of such date, duly executed and delivered by a Responsible Officer of the Borrower; provided that the Borrower may supplement all or any portion of the Information Certificate delivered on the Tranche 2 Borrowing Date as reasonably necessary in order to satisfy this Section 6.03(b) as of such date; provided, further that no such supplement shall be permitted if the Agent reasonably determines that the circumstance or event necessitating such supplement either (i) was the result of the occurrence and continuance of an Event of Default or (ii) constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted by this Agreement) was otherwise materially adverse to the interests of the Lenders under the Loan Documents. All documents and agreements required to be appended to the Information Certificate, if any, shall be in form and substance reasonably satisfactory to the Agent, shall have been executed and delivered by the Borrower and shall be in full force and effect.

(c)Tranche 3 Borrowing Date Certificate. The following statements shall be true and correct, and the Agent shall have received a certificate, substantially identical to the Tranche 1 Borrowing Date Certificate, dated as of the Tranche 3 Borrowing Date, duly executed and delivered by a Responsible Officer of the Borrower certifying that (i) both immediately before and immediately after giving effect to the Borrowing of the Tranche 3 Loans on the Tranche 3 Borrowing Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct as of the Tranche 3 Borrowing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects as of the Tranche 3 Borrowing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, and (z) no Event of Default has occurred and is continuing, or could reasonably be expected to result from the borrowing of the Tranche 3 Loans, or the consummation of any Transactions contemplated to occur on the Tranche 3 Borrowing Date and (ii) all of the conditions set forth in this Section 6.03 (other than any conditions that (x) are explicitly required to be satisfactory to or approved by the Agent or (y) require receipt by the Agent of any document or agreement or evidence of any act or event that the Borrower or its counsel has delivered to the Agent’s counsel) have been satisfied or waived in writing by the Agent; provided that, with respect to the representations and warranties referenced in clauses (x) and (y) above and the certification thereof relating to representations and warranties set forth in each Loan Document, (1) references in such representations and warranties to “the Closing Date” or “the date hereof” shall be deemed to be references to “the Tranche 3 Borrowing Date” and (2) the Borrower may supplement all or any portion of the schedules to this Agreement and the other Loan Documents as necessary in order to satisfy this Section 6.03(c) on the Tranche 3 Borrowing Date; provided, further, that no such supplement shall be permitted if the Agent reasonably determines that the circumstance or event necessitating such supplement either (A) was the result of the occurrence and continuance of an Event of Default, or (B) constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted by this Agreement) was otherwise materially adverse to the interests of the Lenders under the Loan Documents.
(d)Delivery of Notes. The Agent shall have received a Note in favor of each Lender evidencing such Lender’s Tranche 3 Loan, duly executed and delivered by a Responsible Officer of the Borrower.
(e)Tranche 3 Borrowing Date. The Tranche 3 Borrowing Date shall have occurred on or before June 30, 2023.
(f)Achievement of Revenue Milestone. For the trailing twelve (12) month period ending on or before March 31, 2023, the Borrower shall have received at least $40,000,000 in OC-01 Net Recurring Revenue.

(g)Satisfactory Legal Form. All documents, including any attachments or appendices thereto, executed, delivered or submitted pursuant hereto by or on behalf of the Borrower or any of its respective Subsidiaries shall be reasonably satisfactory in form and substance to the Agent and its counsel.
(h)Undrawn Fee, Other Fees, Expenses, Etc. The Borrower shall have paid to the Agent for its account and the account of each Lender, the Undrawn Fees accrued through the Tranche 3 Borrowing Date, and all other fees, reasonable and documented out-of-pocket costs and expenses, if any, due and payable pursuant to Section 14.03 (including the Agent’s and the Lenders’ reasonable and documented out-of-pocket legal fees and expenses).
Section 7
REPRESENTATIONS AND WARRANTIES
The Obligors hereby jointly and severally represent and warrant to the Agent and each Lender that:
7.01Power and Authority. Each Obligor and each of its Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, and has all Governmental Approvals (including all Regulatory Approvals) necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not reasonably be expected to result in a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.
7.02Authorization; Enforceability. Each Transaction to which an Obligor or any of its Subsidiaries is a party (or to which it or any of its assets or properties is subject) is within such Person’s corporate or other powers and have been duly authorized by all necessary corporate action including, if required, approval by all necessary holders of such Obligor’s or such Subsidiary’s Equity Interests. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor, will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
7.03Governmental and Other Approvals; No Conflicts. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, except for filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents. The execution, delivery and performance by each Obligor of each Loan Document to which it is a party will not (i) violate or conflict with any Law, (ii) violate or conflict with any Organic Document of such Obligor, (iii) violate or conflict with any Governmental Approval of any Governmental Authority, (iv) violate or result in a default under any Material Agreement binding upon the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Obligor.
7.04Financial Statements; Material Adverse Change.
(a)Financial Statements. The Borrower has heretofore furnished to the Agent and the Lenders certain consolidated financial statements as provided for in Section 6.01(e). Such financial statements, and all other financial statements delivered by the Borrower to the Agent and the Lenders (whether pursuant to Section 8.01 or otherwise) present fairly, in all material respects, the consolidated financial position and results of operations, cash flows and shareholders’ equity of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(b). Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.
(b)No Material Adverse Change. Since December 31, 2020, there has been no Material Adverse Change.
7.05Properties.
(a)Property Generally. With respect to all real and personal assets and properties of each Obligor and each of its Subsidiaries (other than Intellectual Property which is covered in clause (c) below), such Obligor and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, all such real and personal property, whether tangible or intangible, material to its business, including all such Material Products therein and all properties and assets of such Obligor and its Subsidiaries relating to such Material Products or the Commercialization and Development Activities with respect to such Material Products, subject only to Permitted Liens and except as could not reasonably be expected to prevent or interfere with its ability to conduct its business in the ordinary course or to utilize such properties and assets for their intended purposes.
(b)Products. Schedule 7.05(b) contains a complete and accurate list and description (in reasonable detail) of all Material Products (set forth on an Obligor-by-Obligor or Subsidiary-by-Subsidiary basis, as the case may be).
(c)Intellectual Property.

(i)Schedule 7.05(c) contains, with respect to each Obligor and each of its Subsidiaries (set for forth on an Obligor-by-Obligor or Subsidiary-by-Subsidiary basis):
(A)a complete and accurate list of Patents and patent applications, owned by or exclusively licensed to any Obligors or any of its Subsidiaries, including the jurisdiction and patent number, and as to each such patent that would qualify as Material Intellectual Property shall indicate if such patent covers a Product, its manufacture or its use and shall specify which such Product its claims cover;
(B)a complete and accurate list of all material unregistered, applied for, or registered Trademarks, owned by or licensed to an Obligor or any of its Subsidiaries, including the jurisdiction, trademark application or registration number and the application or registration date, which would qualify as Material Intellectual Property; and
(C)a complete and accurate list of all applied for or registered Copyrights, owned by or licensed to any Obligor or any of its Subsidiaries, which would qualify as Material Intellectual Property.
(ii)An Obligor or one of its Subsidiaries, as applicable, is the absolute registered legal owner of all right, title and interest in and to the Intellectual Property owned by such Person (including, without limitation, the Intellectual Property indicated on Schedule 7.05(c) as being owned by an Obligor or one of its Subsidiaries), free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens, and such Person has the right to exercise its rights under such Intellectual Property in the ordinary course of its businesses as currently conducted and as anticipated to be conducted. Without limiting the foregoing, and except as set forth on Schedule 7.05(c):
(A)other than as permitted by Section 9.09, none of the Obligors nor any of their Subsidiaries has transferred ownership of any of its Material Intellectual Property, in whole or in part, to any Person who is not an Obligor;
(B)other than (1) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (2) as would have been or is permitted by Section 9.18, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to or otherwise adversely affecting any Material Intellectual Property owned by or licensed to such Obligor or one of its Subsidiaries, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict an Obligor or any of its Subsidiaries with respect to any such Material Intellectual Property (other than any covenants, agreements, obligations or restrictions set forth in the license agreement pursuant to which such Material Intellectual Property is licensed to such Obligor or its Subsidiary);
(C)none of (i) the Commercialization and Development Activities with respect to the Material Products as currently conducted or presently anticipated to be conducted, including after the OC-01 Approval, (ii) the Material Products, (iii) the use and presently anticipated use of the Material Products, including after the OC-01 Approval, or (iv)

the use and presently anticipated use, including after the OC-01 Approval, by an Obligor or any of its Subsidiaries of any of its respective Material Intellectual Property breaches, violates, infringes or interferes with or constitutes a misappropriation of any valid rights arising under any Intellectual Property of any other Person, without regard to the validity of such rights except to the extent as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(D)(1) there are no pending or, to any Obligor’s knowledge, threatened Claims against any Obligor or any of its Subsidiaries asserted in a partial or complete writing by any other Person relating to any third party Intellectual Property, including any written notice or Claims of adverse ownership, inventorship, invalidity, infringement, misappropriation, violation or other opposition to such Intellectual Property; and (2) none of the Obligors nor any of their Subsidiaries has received any partial or complete written notice from, or Claim by, any other Person that the business activity of any Obligor or any of its Subsidiaries, or any Commercialization and Development Activities with respect to any Material Products, infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, or otherwise offering a license with respect to, any Intellectual Property of any such other Person, in each case, in any respect, which have not been finally resolved;
(E)none of the Obligors has knowledge that any Material Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Borrower; and, without limiting the foregoing, none of the Obligors nor any of their Subsidiaries has put any other Person on notice of actual or potential infringement, violation or misappropriation of any Material Intellectual Property, and none of the Obligors nor any of their Subsidiaries has initiated the enforcement of any Claim with respect to any Material Intellectual Property;
(F)all relevant current and former employees and individual contractors of each Obligor and each of its Subsidiaries who have contributed to Material Intellectual Property owned or purported to be owned by any Obligor or such Subsidiary have executed with such Obligor or Subsidiary, as applicable, (i) written confidentiality Contracts and (ii) valid and enforceable assignment Contracts that irrevocably assign to such Obligor or such Subsidiary, as applicable, or its designee all rights of such employees and individual contractors to any Intellectual Property, Inventions, improvements, discoveries or information generated by such employees and individual contractors in the course of and as a result of performance of services for such Obligor or such Subsidiary, as applicable, and such Obligor or such Subsidiary presently has within its custody and control such fully executed confidentiality and assignment Contracts;
(G)the Obligor Intellectual Property, together with the lawful use of open source, freeware and third party Intellectual Property licensed by the Obligors and their Subsidiaries, is all the Intellectual Property used in or necessary for the operation of the business of the Obligors and their Subsidiaries as it is currently conducted or as presently anticipated to be conducted, including after the OC-01 Approval;

(H)each Obligor and each of its Subsidiaries have made available to the Agent accurate and complete copies of all Material Agreements relating to Material Intellectual Property; and
(I)each Obligor each of its Subsidiaries have taken reasonable precautions to protect the secrecy, confidentiality and value of its Material Intellectual Property consisting of trade secrets and confidential information.
(iii)With respect to the Material Intellectual Property consisting of Patents, owned by or exclusively licensed to any Obligor or any of its Subsidiaries, except as set forth on Schedule 7.05(c), and without limiting the representations and warranties in Section 7.05(c)(ii):
(A)to the knowledge of each Obligor and each of its Subsidiaries, each of the issued claims in such Patents is valid and enforceable;
(B)each inventor, including any Person who was an employee or contractor of an Obligor or any of its Subsidiaries, either named in such Patents or who legally is an inventor of any such Patents, has executed written Contracts with an Obligor or its predecessor-in-interest that properly and irrevocably assigns to such Obligor or its predecessor-in-interest all of such inventor’s rights, title and interest to any of the Inventions claimed in such Patents, and each owner in the chain of title for such Patent was a valid exclusive owner with the right to transfer and did fully and irrevocably transfer ownership to an Obligor or any of its Subsidiaries such that an Obligor or any of its Subsidiaries now has full and valid title to each such Patent;
(C)all such Patents are in good standing and none of such Patents, or the Inventions claimed in any such Patent, have been dedicated to the public;
(D)all appropriate references that are required under the laws and rules of any patent office that were within the possession of an Obligor prior to the issuance of any patents were adequately disclosed to or considered by the respective patent offices during prosecution of such Patents;
(E)prior to or subsequent to the issuance of such Patents, none of the Obligors nor any of their Subsidiaries nor any of their respective predecessors-in-interest, has filed any disclaimer, other than a Terminal Disclaimer under U.S. Patent and Trademark Office rules or made or permitted any other voluntary reduction in the scope of the claims set forth in such Patents (other than in the ordinary course of prosecuting such Patent prior to its issuance);
(F)(1) no allowable or allowed claim in such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party, and such claims have not been the subject of any interference, and are not and have not been the subject of any patent office proceeding (other than prosecution of patent applications up to initially obtaining an issued patent), including inter partes review, or any re-examination, opposition or any other post-grant proceedings, and (2) none of the Obligors nor any of their Subsidiaries has knowledge of any basis for any such interference, re-

examination, opposition, inter partes review, post grant review or any other post-grant proceedings;
(G)none of such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, none of the Obligors nor any of their Subsidiaries has received any notice asserting that such Patents are invalid, unpatentable or unenforceable; if any of such Patent is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;
(H)none of the Obligors nor any of their Subsidiaries has received an opinion which concludes that a challenge to the validity, infringement by a generic competitor or enforceability of any claims of any such Patents owned by or exclusively licensed to an Obligor or any of its Subsidiaries is more likely than not to succeed;
(I)none of the Obligors, nor any of their Subsidiaries nor, to the knowledge of the Obligors and their Subsidiaries, any prior owner of such Patent, or any of their respective agents or representatives, has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patent; and
(J)all maintenance fees, annuities, and the like due or payable on or with respect to such Patents have been timely paid or the failure to so pay could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
7.06No Actions or Proceedings.
(a)Litigation. Except as specified on Schedule 7.06(a), there is no litigation, investigation or proceeding pending or, to the knowledge of any Obligor or any of its Subsidiaries, threatened in writing, with respect to each Obligor and any of their Subsidiaries by or before any Governmental Authority or arbitrator that (i) could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event or (ii) involves this Agreement or any other Loan Document.
(b)Environmental Matters. The operations and property of each Obligor and each of their Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to result in Material Adverse Effect.
(c)Labor Matters. There are no strikes, lockouts or other labor disputes against any Obligor or any of their Subsidiaries or, to the knowledge of each Obligor, threatened in writing against or directly affecting such Obligor or any of its Subsidiaries, and no unfair labor practice complaint is pending against such Obligor or any of its Subsidiaries or, to the knowledge of such Obligor, threatened in writing against any of them before any Governmental Authority, in each case, which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 7.06(c), none of the Obligors nor any of their Subsidiaries is a party to any collective bargaining agreements or similar Contracts, no union representation exists on any facilities of any Obligor or any of its Subsidiaries and none of the Obligors nor any of their Subsidiaries has any knowledge of any union organizing activities that are taking place.
7.07Compliance with Laws and Agreements.
(a)Each Obligor and each of its Subsidiaries is in compliance with all applicable Laws and Governmental Approvals and all Contracts (including all Healthcare Laws and Healthcare Permits) binding upon it or its property, except (other than with respect to Material Intellectual Property, as covered in Section 7.05(c)) where the failure to do so could not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event.
(b)No Default has occurred and is continuing, or will occur as a result of, any Borrowing hereunder.
(c)None of the Obligors nor any of their Subsidiaries has received written notice from any Governmental Authority of any violation (or of any investigation, audit or other proceeding involving allegations of any violation) of any Healthcare Laws, and no such investigation, inspection, audit or other proceeding involving allegations of any such violation has been, to the knowledge of such Obligor or any Subsidiary, as applicable, threatened in writing, in each case, that could reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event.
(d)To each Obligor’s knowledge, each physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to an Obligor or any of its Subsidiaries (collectively, a “Referral Source”) who has a direct ownership, investment, or financial interest in such Obligor or any such Subsidiary paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source compared to investors or owners who are not in a position to refer patients or other business. None of the Obligors nor any of their Subsidiaries, directly or indirectly, has or will guarantee a loan, make a payment toward a loan or otherwise subsidize a loan for any Referral Source including, without limitation, any loans related to financing the Referral Source’s ownership, investment or financial interest in any such Obligor or any such Subsidiary.
(e)Without limiting the generality of the foregoing, except where noncompliance individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Effect:
(i)all financial relationships that have been entered into between or among an Obligor or any of its Subsidiaries, on the one hand, and any Referral Source, on the other hand

(A) comply with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and other applicable anti-kickback and self-referral laws, whether U.S. or non-U.S.; (B) reflect fair market value, have commercially reasonable terms, and were negotiated at arm’s length; and (C) do not obligate any Referral Source to purchase, use, recommend or arrange for the use of any products or services of such Obligor or any of its Subsidiaries; and
(ii)without limiting the generality of the foregoing, none of the Obligors nor any of their Subsidiaries has received written notice by a Governmental Authority of any material violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and except as set forth on Schedule 7.07(d), no such investigation, inspection, audit or other proceeding involving allegations of any such violation has been, to the knowledge of the Borrower, threatened in writing.
(f)None of the Obligors nor any of their Subsidiaries is debarred or excluded from participation under any state or federal health care program or under any federal Law, including any state or federal workers compensation program.
(g)None of the Obligors nor any of their Subsidiaries is a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with, or imposed by, any Governmental Authority.
7.08Taxes. Each Obligor and each of its Subsidiaries has timely filed (taking into account any valid extensions of time in which to file) all income and other material tax returns and reports required to have been filed and has paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Obligor or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
7.09Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Obligors to the Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished and when taken together with the Borrower’s public filings with the SEC) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Obligor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being acknowledged and agreed by the Agent and the Lenders that such projected financial information is not to be viewed as facts, and that no assurances can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material).
7.10Investment Company Act and Margin Stock Regulation.

(a)Investment Company Act. None of the Obligors nor any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
(b)Margin Stock. None of the Obligors nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, Regulation U or Regulation X.
7.11Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are, and, immediately after giving effect to the Borrowing and the use of proceeds thereof, will be Solvent.
7.12Equity Holders, Subsidiaries and Other Investments.
(a)Set forth on Schedule 7.12(a) is a complete and correct list of all direct and indirect Subsidiaries of the Borrower. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in Schedule 7.12(a), and the percentage ownership by the Borrower of each such Subsidiary thereof is as shown in Schedule 7.12(a).
(b)Set forth on Schedule 7.12(b) is a complete and correct list of all other Equity Interests owned or held by the Borrower or any of its direct or indirect Subsidiaries in any Person that does not qualify as a direct or indirect Subsidiary of the Borrower. Schedule 7.12(b) also sets forth, in reasonable detail, the type of Equity Interest held by each Obligor in such other Person and the fully-diluted percentage ownership held beneficially by the Borrower or one or more of its Subsidiaries, as the case may be, in such other Person.
7.13Indebtedness and Liens. Set forth on Schedule 7.13(a) is a complete and correct list of all outstanding Indebtedness of the Borrower and each of its Subsidiaries (other than Permitted Indebtedness). Schedule 7.13(b) is a complete and correct list of all outstanding Liens granted by the Obligors with respect to their respective property (other than Permitted Liens).
7.14Material Agreements. Set forth on Schedule 7.14 is a complete and correct list of (i) each Material Agreement and (ii) each Contract creating or evidencing any Material Indebtedness. Accurate and complete copies of each Contract disclosed on such schedule have been made available to the Agent. None of the Obligors nor any of their Subsidiaries has breached or is in default under any such Material Agreement or Contract creating or evidencing any Material Indebtedness, and none of the Obligors nor any of their Subsidiaries has knowledge of any material, uncured default by any counterparty to such Material Agreement or Contract and there are no pending or, to any Obligor’s knowledge, threatened Claims against any Obligor asserted by any other Person relating to any Material Agreements, including any Claims of breach or default under any such Material Agreements that remain outstanding. There are no outstanding (and none of the Obligors has knowledge of, any threatened) disputes or disagreements with respect to any Material Agreement.

7.15Restrictive Agreements. None of the Obligors nor any of their Subsidiaries is subject to any Restrictive Agreement, except those permitted under Section 9.11 and as set forth on Schedule 7.15.
7.16Real Property. Except as set forth on Schedule 7.16, none of the Obligors nor any of their Subsidiaries owns or leases (as tenant thereof) any real property.
7.17Pension Matters. Schedule 7.17 sets forth a complete and correct list of, and that separately identifies, (i) all Title IV Plans, (ii) all Multiemployer Plans and (iii) each material Benefit Plan. Except for those that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) each Benefit Plan and Foreign Pension Plan is in compliance with all applicable provisions of ERISA, the Code or other applicable Law, (y) there are no existing or pending or, to the knowledge of any Obligor, threatened Claims (other than routine claims for benefits in the normal course of business), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which an Obligor or any Subsidiary thereof incurs or otherwise has or could reasonably be expected to have an obligation or any liability or Claim and (z) as of the date hereof, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding and, to each Obligor’s knowledge, no ERISA Event is reasonably expected to occur. As of the date hereof, each Obligor and each of its ERISA Affiliates has met the minimum funding standards the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and none of the Obligors nor any of their Subsidiaries or ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. No ERISA Affiliate would reasonably be expected to have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.
7.18Priority of Obligations; Collateral; Security Interest. No monetary Obligation arising hereunder or under any Loan Document, or arising in connection herewith or therewith, is subordinated to any other Indebtedness. Each Security Document is effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject to such Security Document, each such security interest is legal, valid and enforceable, and each such security interest is perfected on a first-priority basis (subject to any Permitted Liens) and secures the Obligations.
7.19Regulatory Approvals.
(a)Each Obligor and each of its Subsidiaries hold, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals, including all Healthcare Permits, necessary or required for such Obligor and each of its Subsidiaries to conduct their respective operations and businesses, including all Commercialization and Development Activities relating to any Material Products, in the manner currently conducted and as anticipated to be conducted in the ordinary course of business.

(b)Set forth on Schedule 7.19(b) is a complete and accurate list of all Regulatory Approvals of the type described in Section 7.19(a) above, which schedule sets forth the Obligor or Subsidiary that holds such Regulatory Approval as of such date. All such Regulatory Approvals are (i) legally and beneficially owned or held exclusively by the applicable Obligor or Subsidiary, as the case may be, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Regulatory Authority, in compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) valid, enforceable, in good standing, and in full force and effect with the applicable Regulatory Authority in all respects. All required notices, registrations, listing, supplemental applications or notification reports (including field alerts or other reports of adverse experiences) and other required filings have been filed with the appropriate Regulatory Authority, and all such filings are complete and correct and are in compliance with all applicable Laws. The Borrower and each of its Subsidiaries have disclosed to the Agent all such regulatory filings and all material communications between representatives of the Obligors and each of their Subsidiaries and any Regulatory Authority.
7.20Transactions with Affiliates. Except as set forth on Schedule 7.20 or as otherwise disclosed in the Borrower’s public filings with the SEC, none of the Obligors nor any of their Subsidiaries has entered into, renewed, extended or been a party to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind, other than services of any director, officer or employee of such Obligor or Subsidiary, as applicable) with any Affiliate during the three-year period prior to the Closing Date.
7.21Sanctions. None of the Obligors nor any of their Subsidiaries, nor, to the knowledge of each Obligor, any of their respective directors, officers, or employees nor, to the knowledge of each Obligor, any agents or other Persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction or (iv) is or has ever been in violation of or subject to an investigation relating to Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Agent, the Lenders and their Affiliates) of Sanctions.
7.22Anti-Corruption. None of the Obligors nor any of their Subsidiaries, nor, to the knowledge of each Obligor, any of their respective directors, officers or employees nor, to the knowledge of each Obligor, any agents or other Persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any applicable anti-corruption Law, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (iii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

7.23Deposit and Disbursement Accounts. Schedule 7.23 contains a list of all banks and other financial institutions at which each Obligor and each of its Subsidiaries maintains Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes or similar accounts, and such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor.
7.24Royalties and Other Payments. Except as set forth on Schedule 7.24, none of the Obligors nor any of their Subsidiaries is obligated, pursuant to any Contract or otherwise, to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.
7.25Non-Competes. None of the Obligors nor any of their Subsidiaries nor, to the knowledge of any Obligor, any of their respective directors, officers or employees is subject to an enforceable non-competition agreement that materially prohibits or will materially interfere with any of the Commercialization and Development Activities of any of Material Products, including the development, commercialization or marketing of any such Material Product.
7.26Internal Controls. The Borrower acknowledges that its management is responsible for the preparation and fair presentation of the financial statements of the Borrower and each of its Subsidiaries provided to the Agent and the Lenders pursuant to Sections 8.01(a), 8.01(b) and 8.01(c), in each case, in accordance with GAAP and as reasonably appropriate for a public company (it being understood and agreed that, as of the Closing Date, the Borrower is not compliant with Section 404 of the Sarbanes-Oxley Act of 2002, as amended). The Borrower has designed, implemented and maintained internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Section 8
AFFIRMATIVE COVENANTS
The Obligors jointly and severally covenant and agree, for the benefit of the Agent and the Lenders, that until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been indefeasibly paid in full in cash:
8.01Financial Statements and Other Information. The Borrower shall furnish to the Agent:
(a)Within thirty (30) days after the end of each calendar month of each fiscal year, (i) copies of one or more bank statements demonstrating compliance with Section 10.01, (ii) a summary (which may be in the form of a financial dashboard report) of the unit volume of, and gross revenue and estimated Net Revenue generated by, the Products sold by the Borrower during such calendar month, set forth in reasonable detail and in a manner that segregates unit volume, gross revenue and estimated Net Revenue by type of Product; and (iii) a summary of the number of employees of the Borrower as of the end of such calendar month.

(b)Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year, (i) an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and (ii) the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case, prepared in accordance with GAAP in all material respects consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year or, in the case of the balance sheet, the balance sheet as of the end of the prior fiscal quarter, together with (iii) a certificate of a Responsible Officer of the Borrower stating that such financial statements (x) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and (y) have been prepared in accordance with GAAP in all material respects consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.
(c)Within one hundred and twenty (120) days after the end of each fiscal year, (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and (ii) the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of PricewaterhouseCoopers LLP or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Agent (it being understood that any of the “Big Four” public accounting firms shall be acceptable to the Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any Impermissible Qualification but which may, for the avoidance of doubt, be subject to a “going concern” or like qualification.
(d)together with the financial statements required pursuant to Sections 8.01(b) and 8.01(c), (i) a compliance certificate delivered by the chief financial officer of the Borrower as of the end of the applicable accounting period, substantially in the form of Exhibit E, and (ii) a management discussion and analysis, prepared in writing and in reasonable detail, discussing the Borrower’s financial condition and results of operations as set forth in such financial statements. In addition to the foregoing, as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, the chief financial officer of the Borrower shall deliver to the Agent a certificate, prepared in reasonable detail and in form and substance reasonably satisfactory to the Agent, calculating total OC-01 Net Revenue generated by the Borrower and its Subsidiaries for such fiscal quarter and each preceding fiscal quarter of the same fiscal year, together with a calculation of the Revenue Sharing Fee payable hereunder in respect of such fiscal quarter and each preceding fiscal quarter in such fiscal year.
(e)As soon as available and in any event no later than ninety (90) days following the end of each fiscal year of the Borrower, copies of an annual budget (or equivalent) for the Borrower and its Subsidiaries, approved by the Borrower’s Board, for the then current fiscal year.

(f)[Reserved].
(g)[Reserved].
(h)Promptly, and in any event within five (5) Business Days after receipt thereof by any Obligor or any of its Subsidiaries, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor or Subsidiary, as applicable (but in any case excluding any routine comments and letters from the SEC in respect of offering documents).
(i)Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to all the stockholders of the Borrower or any of its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any of its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which the Borrower or any such Subsidiary, as applicable, may become subject from time to time.
(j)The information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 8.05.
(k)Within five (5) days of delivery, copies of all statements, reports and notices (including board kits) made available to the Borrower’s Board or holders of the Borrower’s Equity Interests; provided that any such material may be redacted by the Borrower to (i) exclude information relating to the Lenders (including the Borrower’s strategy regarding the Loans), (ii) prevent the disclosure of trade secrets and (iii) protect and preserve attorney-client privilege.
(l)Such other information respecting the operations, properties, business, liabilities or condition (financial and otherwise) of the Obligors (including with respect to the Collateral) as the Agent or any Lender may from time to time reasonably request.
Without limiting the delivery requirements or periods set forth in this Section 8.01, any information required to be delivered under Sections 8.01(b), (c), (d)(ii), (i) and (k) may be delivered electronically and the Borrower shall be deemed to have effectively delivered any such information to the extent it is included in any financial statement, management discussion and analysis, proxy statement or report on Form 8-K, 10-K or 10-Q to the Agent and the Lenders when such financial statement, management discussion and analysis, proxy statement or report is posted on the Internet at the SEC’s website at www.sec.gov.
8.02Notices of Material Events. On or within five (5) days (or such other period as may be expressly set forth below) after any Responsible Officer of the Borrower first learns of or acquires knowledge with respect to any of the below events or circumstances, the Borrower shall furnish to the Agent written notice thereof (prepared in reasonable detail):
(a)The occurrence of any Default.

(b)The occurrence of any event with respect to any property or assets of the Borrower or any of its Subsidiaries resulting in a Loss aggregating $1,000,000 (or the Equivalent Amount in other currencies) or more that is not covered by insurance.
(c)Any Claim, action, suit, notice of violation, hearing, investigation or other proceedings pending, or to the Borrower’s knowledge, threatened in writing, against or directly affecting any Obligor or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, whether made by a Governmental Authority or other Person that (i) could reasonably be expected to result in a Loss of $1,000,000 or more or (ii) relates to any Material Intellectual Property; provided that, the Borrower’s filing of a Current Report on Form 8-K or a similar filing with the SEC that includes the content required to be delivered to the Agent by this Section 8.02(c) shall be deemed to satisfy the requirements of this Section 8.02(c) on the date on which such report is posted on the Internet at the SEC’s website at www.sec.gov.
(d)(i) On or prior to the date of any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know (A) that an ERISA Event has occurred or is reasonably expected to occur or (B) that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect to either of the foregoing, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.
(e)(i) The termination of any Material Agreement other than on its scheduled termination date; (ii) the receipt by the Borrower or any of its Subsidiaries of any notice of breach of or default under any Material Agreement (and a copy thereof); (iii) the entering into of any new Material Agreement by the Borrower or any of its Subsidiaries (and a copy thereof); or (iv) any material amendment to a Material Agreement (and a copy thereof); provided that, the Borrower’s filing of a Current Report on Form 8-K or a similar filing with the SEC shall be deemed to satisfy the requirements of this Section 8.02(e) on the date on which such report is posted on the Internet at the SEC’s website at www.sec.gov.
(f)To the extent provided to Pfizer Inc. pursuant to Section 3.7 of the Pfizer License Agreement, copies of each forecast and any other information delivered by the Borrower to Pfizer Inc. pursuant thereto.
(g)Within thirty (30) days of the date thereof or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01 with respect to the first fiscal period to which such change is applicable, notice of any material change in accounting policies or financial reporting practices by the Obligors; provided that disclosure in the notes to such financial statements of such change shall be deemed to satisfy the requirements of this Section 8.02(g).
(h)Notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving the

Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.
(i)Any licensing agreement or similar arrangement entered into by the Borrower or any of its Subsidiaries in connection with any infringement or alleged infringement of any Intellectual Property of another Person.
(j)Concurrently with the delivery of financial statements under Section 8.01(b) or (c), notice of the creation, development or other acquisition of any Intellectual Property (other than Technical Information) by the Borrower or any of its Subsidiaries after the date hereof and during such prior fiscal quarter or fiscal year, as the case may be, for which such financial statements were delivered, which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority in any Specified Jurisdiction.
(k)Within ten (10) days after the end of each month, any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts (in each case, other than Excluded Accounts), by delivering to the Agent, a notice setting forth a complete and correct list of all such accounts as of the date of such change.
(l)The acquisition by any Obligor or any of its Subsidiaries, in a single or series or related transactions, of any fee interest in any real property having a fair market value in excess of $1,000,000.
(m)Promptly after obtaining knowledge thereof, (i) any infringement or other violation by any Person of Material Intellectual Property of any Obligor or any of its Subsidiaries and (ii) any Claim by any Person that the conduct of the business of any Obligor or any of its Subsidiaries, including in connection with any Commercialization and Development Activities with respect to any Material Product, has infringed upon any Intellectual Property of such Person.
(n)The occurrence or existence of any event, circumstance, act or omission that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect or a Material Regulatory Event.
(o)As soon as possible and in any event within five (5) Business Days after the Borrower obtains knowledge of any (i) returns related to any Product or inventory outside the ordinary course of business that involve more than $3,000,000 or (ii) other Claims related to any Product or inventory outside the ordinary course of business involving more than $1,000,0000, written notice thereof from a Responsible Officer of the Borrower which notice shall include a statement setting forth details of such Claim.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth a summary, prepared in reasonable detail, of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document.
8.03Existence; Conduct of Business. Each Obligor shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all Governmental Approvals necessary or material to the conduct of its business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.
8.04Payment of Obligations. Each Obligor shall, and shall cause each of its Subsidiaries to, pay and discharge its obligations that are due and payable, including (i) all material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its material properties or assets prior to the date on which penalties attach thereto, and (ii) all material lawful Claims for labor, materials and supplies which, if unpaid, might become a Lien (other than a Permitted Lien) upon any material properties or assets of such Obligor or any of its Subsidiaries, except to the extent such Taxes, fees, assessments or governmental charges, levies or Claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP.

8.05Insurance. Each Obligor shall, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and with coverage amounts of at least $1,000,000 per occurrence with respect to general liability insurance, $10,000,000 per occurrence with respect to umbrella liability insurance, $2,350,000 with respect to business personal property insurance, and $10,000,000 per occurrence with respect to business interruption insurance. Upon the request of the Agent, the Borrower shall furnish to the Agent from time to time: (i) information as to the insurance carried by such Obligor and each of its Subsidiaries and, if so requested, copies of all such insurance policies and (ii) a certificate from such Obligor’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. The Obligors shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to the insured Person without at least thirty (30) days’ (or ten (10) days’ for nonpayment of premium) prior written notice to the applicable Obligor and the Agent. Receipt of notice of cancellation or modification of any such insurance policies or reduction of coverage or amounts thereunder shall entitle any Secured Party, after thirty (30) days (or ten (10) days in the case of any nonpayment of premium) have passed since receipt of such notice and the Borrower has taken no renewal action, to renew any such policies, cause the coverage and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the applicable Obligor (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”
8.06Books and Records; Inspection Rights. Each Obligor shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made sufficient for the preparation of financial statements in accordance with GAAP. Each Obligor shall, and shall cause each of its Subsidiaries to, permit during normal business hours any representatives designated by the Agent or any Lender, upon reasonable prior written notice, to visit and reasonably inspect its properties, to reasonably examine and make extracts from its books and records (excluding records subject to attorney-client privilege or subject to confidentiality agreements with third parties that preclude disclosure to the Agent (acting in such capacity)), and to discuss its affairs, finances and condition (financial or otherwise) with its officers and independent accountants, all at such reasonable times (but not more often than once per year unless an Event of Default has occurred and is continuing) as the Agent or the Lenders may reasonably request. The Obligors shall pay all reasonable and documented out-of-pocket costs and expenses of all such inspections.
8.07Compliance with Laws and Other Obligations. Each Obligor shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all applicable Laws and Governmental Approvals (including Environmental Laws and all Healthcare Laws); (ii) maintain in full force and effect, remain in compliance in all material respects with, and perform in all material respects all terms of outstanding Material Indebtedness and all Healthcare Permits; (iii) maintain in full force and effect, remain in compliance with, and perform all terms of all Material Agreements reasonably necessary for the operations of such Person’s business, including any Commercialization and Development Activities with respect to any Material Product, except as could not reasonably be expected to result in a Material Adverse Effect; (iv) obtain and maintain all Governmental Approvals (including all Healthcare Permits) necessary in connection with the operation of its business and ownership of its properties (including its Commercialization and Development Activities with respect to any Material Product) and (v) only use, promote, market and distribute each Material Product within the scope of its Regulatory Approvals such that the protections of the Public Readiness and Emergency Preparedness Act, codified by 42 USC §§ 247-6d, 247-6e, apply.
8.08Maintenance of Properties, Etc. Except as could not reasonably be expected to result in a Material Adverse Effect, each Obligor shall, and shall cause each of its Subsidiaries to, (i) maintain and preserve all of its assets and properties, whether tangible or intangible, necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted and (ii) make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event.
8.09[Reserved].
8.10Action under Environmental Laws. Each Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the release of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, to restore their respective businesses, operations and properties to a condition in compliance with applicable Environmental Laws.
8.11Use of Proceeds. The proceeds of the Loans shall be used only as provided in Section 2.04. Without limiting the foregoing, no part of the proceeds of the Loans shall be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U and Regulation X.
8.12Certain Obligations Respecting Subsidiaries; Further Assurances.
(a)Subsidiary Guarantors. The Borrower shall take such action from time to time as shall be necessary to ensure that (x) each of its Subsidiaries that is a party to this Agreement as of the date hereof will be and will remain an Obligor and Subsidiary Guarantor hereunder (except as otherwise permitted by Section 9.03 or to the extent all of the Equity Interests in such Subsidiary, or all or substantially all assets of such Subsidiary, are subject to an Asset Sale permitted by Section 9.09), and (y) each of its other Subsidiaries (other than Immaterial Subsidiaries), whether direct or indirect, now existing or hereafter created, will, within thirty (30) days (as such date may be extended by the Agent in its reasonable discretion) of becoming such a Subsidiary, become an “Obligor” and a “Subsidiary Guarantor” pursuant to this Section 8.12. Without limiting the generality of the foregoing, if any Obligor (i) forms or acquires any new Subsidiary (other than an Immaterial Subsidiary) or (ii) any Subsidiary ceases to constitute an Immaterial Subsidiary, then such Obligor shall (unless otherwise agreed by the Agent in its sole discretion), within thirty (30) days (as such date may be extended by the Agent in its reasonable discretion) of such event:
(i)cause such Subsidiary to become an “Obligor” and a “Subsidiary Guarantor” hereunder, a “Grantor” (or the equivalent thereof) under the applicable Security Documents, and a “Subsidiary Party” under the Intercompany Subordination Agreement;
(ii)subject to any limitations set forth in the Security Agreement and Section 8.12(b), take such action or cause such Subsidiary to take such action (including joining the Security Agreement or the applicable Security Documents and delivering certificated Equity Interests, if any, together with undated transfer powers executed in blank, applicable control agreements, and other instruments) as shall be necessary or desirable by the Agent to create and perfect, in favor of the Agent, for the benefit of the Secured Parties, valid and enforceable first priority Liens (subject only to any Permitted Liens) on substantially all of the personal property (other than Excluded Property) of such new Subsidiary as collateral security for the Obligations hereunder;
(iii)cause the parent of such Subsidiary to take all actions necessary or desirable to create and perfect a valid first priority Lien in favor of the Agent for the benefit of the Secured Parties on all Equity Interests in such Subsidiary, including the execution and delivery of a pledge agreement, mortgage over shares or equivalent document in favor of the Agent, for the benefit of the Secured Parties; and
(iv)deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Agent shall have reasonably requested.
(b)Further Assurances.
(i)Each Obligor shall, and shall cause each of its direct or indirect Subsidiaries (including any newly formed or newly acquired Subsidiaries but in any event excluding any Immaterial Subsidiaries) to take such action from time to time as shall reasonably be requested by the Agent to effectuate the purposes and objectives of this Agreement (including this Section 8.12) and the applicable Security Documents.
(ii)In the event that any Obligor holds or acquires Obligor Intellectual Property during the term of this Agreement or any other material assets or properties, then such Obligor shall take any action as shall be necessary to ensure that the provisions of this Agreement and the Security Agreement shall apply thereto and any such Obligor Intellectual Property or other assets or properties shall constitute part of the Collateral under the Security Documents. The parties hereto agree that neither this Agreement nor any other Loan Document shall require any Obligor to create, perfect or maintain security interests or Liens in any Obligor Intellectual Property under the laws of any jurisdiction other than the laws of the United States, Canada, the United Kingdom, Germany, France and Italy (each, a “Specified Jurisdiction”).
(iii)Without limiting the generality of the foregoing, but subject to Section 8.12(c) below, within thirty (30) days following a written request from the Agent, each Obligor shall take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments, and delivering certificated Equity Interests together with undated transfer powers executed in blank) as shall be reasonably requested by the Agent to create, in favor of the Secured Parties, a first priority perfected security interests and Lien (x) in all Equity Interests of such Obligor’s Subsidiaries that are not Immaterial Subsidiaries (subject only to Specified Permitted Liens) and (y) in substantially all other assets and property of such Obligor (subject only to Permitted Liens), in each case as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the applicable Security Documents.
(iv)In the event that any Obligor acquires any fee-owned real property with a value in excess of $1,000,000 during the term of this Agreement, the Borrower shall promptly notify the Agent and provide the Agent with a description of such real property, the acquisition date thereof and the purchase price therefor. Upon the request of the Agent, such Obligor shall execute and deliver a Mortgage with respect to such acquired real property to secure the Obligations within sixty (60) days (as such date may be extended by the Agent in its reasonable discretion) of receipt of such request. Notwithstanding anything to the contrary herein or in any other Loan Document, no Obligor shall be required to deliver a Mortgage with respect to leasehold real property.
(c)Costs and Benefits. Notwithstanding any term or provision of this Section 8.12 to the contrary, without limiting the right of the Agent or the Lenders to require a Lien or a security interest in the Equity Interests of, or guaranty from, any newly acquired or created Subsidiary of the Borrower (or any Subsidiary of the Borrower that ceases to be an Immaterial Subsidiary), or a Lien or security interest on any assets or properties of the Borrower or any of its Subsidiaries, so long as no Event of Default has occurred and is continuing, the Borrower may request in writing to the Agent that the Majority Lenders waive the requirements of this Section 8.12 to provide a Lien, security interest or guaranty, as the case may be, due to the cost or burden thereof (including any adverse tax consequences) to the Borrower and its Subsidiaries (when taken as a whole) being unreasonably excessive relative to the benefit that would inure to the Secured Parties therefrom, and describing such cost or burden in reasonable detail. Upon receipt of any such written notice, the Agent shall review and consider such request with the Lenders in good faith and, within five (5) Business Days of receipt of such request, the Majority Lenders (after consultation with the Agent) shall determine in their sole but commercially reasonable discretion, and notify the Borrower of such determination, whether the Majority Lenders will grant such request for a waiver.
8.13Termination of Non-Permitted Liens. In the event that an Obligor shall obtain knowledge of, or be notified by the Agent or any Lender of the existence of, any outstanding Lien against any assets or properties of such Obligor, which Lien is not a Permitted Lien, such Obligor shall use commercially reasonable efforts to promptly terminate or cause the termination of such Lien.
8.14Intellectual Property. In the event that an Obligor or any of its Subsidiaries creates, develops or acquires Obligor Intellectual Property (other than Excluded Property) during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such creation, development, or acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).
8.15Maintenance of Regulatory Approvals, Intellectual Property, Etc. Each Obligor shall, and shall cause each of its Subsidiaries (to the extent applicable) to, use commercially reasonable efforts, (i) to prepare, execute, deliver and file any and all required agreements, documents or instruments, and to pay any required costs and expenses, that are necessary to secure the OC-01 Approval and all other material Regulatory Approvals, Material Intellectual Property, Healthcare Permits and other rights, interests or assets (whether tangible or intangible) reasonably necessary for the operations of such Person’s business, including any Commercialization and Development Activities, (ii) to maintain in full force and effect, and pay all costs and expenses relating to, the OC-01 Approval, Healthcare Permits and Major Market

Material Intellectual Property owned, used or controlled by such Obligor or any such Subsidiary that are used in or reasonably necessary for the operations of such Person’s business, including any Commercialization and Development Activities with respect to any Material Product, (iii) after obtaining knowledge thereof, to resolve any infringement or other violation of Material Intellectual Property owned by it or licensed to it and for which such Obligor or such Subsidiary has the right to enforce pursuant to the terms of the applicable license agreement, (iv) to the extent commercially reasonably, to pursue and maintain in full force and effect legal protection for all Major Market Material Intellectual Property created, developed or acquired by such Obligor or any such Subsidiary that is used in or necessary for the operations of the business of such Person, or in connection with any Commercialization and Development Activities and (v) with respect to any Major Market Material Intellectual Property, to not (A) fail to timely file available continuation applications and the like for the full term of the applicable patent term of any such Material Intellectual Property and (B) seek additional claims available under Law that cover and claim OC-01, including claims that are expected to be enforceable against current and future products that are competitive with any Material Product.
8.16ERISA and Foreign Pension Plan Compliance. Each Obligor shall comply, and shall cause each of its Subsidiaries to comply, with the provisions of ERISA or applicable Law with respect to any Plans or Foreign Pension Plans to which the Borrower or any such Obligor is a party as an employer.
8.17Cash Management. Each Obligor shall, and shall cause each of its Subsidiaries to:
(a)(i) subject to clause (b) below and Section 8.21, maintain at all times all its Deposit Accounts, Securities Accounts, Commodity Accounts and lockboxes not constituting Excluded Accounts located in the U.S. with a bank or financial institution that has executed and delivered to and in favor of the Agent an account control agreement granting to the Agent, for the benefit of the Secured Parties, a first-priority, perfected Lien (subject to any Liens permitted pursuant to Section 9.02(j)) therein, in form and substance reasonably acceptable to the Agent (each such Deposit Account, Securities Account, Commodity Account, or lockbox, a “Controlled Account”), and (ii) ensure at all times that all Federal A/R Accounts are subject to an arrangement whereby all funds on deposit therein are automatically swept at the end of each Business Day into a Controlled Account;
(b)deposit (including pursuant to clause (a)(ii) above) promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment constituting proceeds of accounts receivable received by an Obligor into Controlled Accounts; and
(c)at any time after the occurrence and during the continuance of an Event of Default, at the request of the Agent, direct all payments constituting proceeds of accounts receivable to be directed into lockbox accounts pursuant to agreements in form and substance satisfactory to the Agent.
8.18Litigation Cooperation. Each Obligor shall, and shall cause each of its Subsidiaries to make reasonably available to the Agent, its (and its Subsidiaries’) officers, employees, agents,

without expense to the Agent, books and records, to the extent that the Agent may deem them reasonably necessary to prosecute or defend against any third-party suit or proceeding instituted by or against the Agent or any Secured Party with respect to any Collateral, the subject of any Loan Document or relating to such Obligor or any of its Subsidiaries.
8.19Conference Calls. After delivery of the financial statements pursuant to Sections 8.01(b) and 8.01(c), at the reasonable request of the Agent, the Borrower shall cause its chief financial officer to participate in conference calls with the Agent and the Lenders to discuss, among other things, the financial condition of each Obligor and any financial or earnings reports; provided that such conference calls shall be held at reasonable times during normal business hours and, so long as no Event of Default has occurred and is continuing, not more frequently than once after delivery of each such financial statements.
8.20Inbound Licenses. If any Obligor or any of its Subsidiaries enters into or becomes bound by any inbound license of Material Intellectual Property requiring such Obligor or such of its Subsidiaries, as the case may be, during any twelve (12) consecutive month period during the term of such license agreement, to make aggregate payments in excess of $1,000,000, the Borrower shall (i) provide written notice to the Agent within thirty days after entering into such license of the material terms of such license or agreement with a description of its anticipated and projected impact on the applicable Obligor’s or such Subsidiary’s, as applicable, business or financial condition and (ii) take such commercially reasonable actions as the Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Agent and the Lenders to be granted a valid and perfected Lien on such license agreement and the right to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or properties that are the subject of such license agreement; provided that no such consent shall be required if such license agreement is governed by the laws of any jurisdiction within the United States and such license permits the assignment of such license agreement in connection with any sale of all or substantially all of the assets to which such license agreement relates; provided, further, that the Borrower’s filing of a Current Report on Form 8-K or a similar filing with the SEC, so long as it includes all information required to be delivered under this Section 8.20, shall be deemed to satisfy the notice requirement set forth in clause (i) above on the date on which such report is posted on the Internet at the SEC’s website at www.sec.gov.
8.21Post-closing obligations. The Borrower shall, within the time periods set forth below (as any such date may be extended by the Agent in its reasonable discretion):
(a)On or prior to the earlier of (i) the thirtieth (30th) day following the Closing Date and (ii) the Tranche 2 Borrowing Date, to the extent not required to be delivered pursuant to Section 6.01, cause the banks and other financial institutions with which it maintains its Deposit Accounts, Securities Accounts, Commodity Accounts and lockboxes not constituting Excluded Accounts located in the United States to enter into account control agreements with the Agent, in form and substance reasonably acceptable to the Agent; and
(b)Within thirty (30) days following the Closing Date deliver to the Agent endorsements to the Borrower’s general liability and property insurance policies that (i) name the

Agent as an additional insured as its interests may appear or a lender’s loss payee, as applicable and (ii) confirm that written notice shall be given to the Agent (A) at least ten (10) days before the effective date of cancellation resulting from any nonpayment of premium and (B) at least thirty (30) days before the effective date of cancellation if the policy is cancelled for any other reason.
(c)Within thirty (30) days following the Closing Date deliver to the Agent landlord waivers and/or bailee agreements as required pursuant to Section 5(i) of the Security Agreement.
Section 9
NEGATIVE COVENANTS
The Obligors jointly and severally covenant and agree, for the benefit of the Agent and the Lenders that until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been indefeasibly paid in full in cash:
9.01Indebtedness. The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except for the following:
(a)the Obligations;
(b)Indebtedness existing on the Closing Date and set forth on Schedule 7.13(a) and Permitted Refinancings thereof;
(c)accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Obligor’s or such Subsidiary’s business in accordance with customary terms and paid within one hundred twenty (120) days of becoming due, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;
(d)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(e)Indebtedness of any Obligor or any other Subsidiary owing to any other Obligor or any other Subsidiary; provided that any such Indebtedness is subordinated to the Obligations pursuant to the Intercompany Subordination Agreement; provided, further that all Indebtedness owing by any Obligor to any Subsidiary that is not an Obligor, when taken together with all Investments permitted under Section 9.05(j), shall not exceed $1,000,000 in the aggregate.
(f)(i) Guaranties by an Obligor of the Indebtedness of another Obligor and (ii) Guaranties by any Subsidiary that is not an Obligor of the Indebtedness of any other Subsidiary that is not an Obligor, in each case, to the extent the Indebtedness supported by such Guaranties is otherwise permitted hereunder;

(g)ordinary course of business purchase money equipment financing and leasing (including Capital Lease Obligations) incurred in the ordinary course; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $1,500,000 (or the Equivalent Amount in other currencies) at any time;
(h)Indebtedness under Hedging Agreements permitted by Section 9.05(e);
(i)Indebtedness assumed pursuant to any Permitted Acquisition and Permitted Refinancings thereof; provided that (x) the aggregate amount of such Indebtedness permitted pursuant to this Section 9.01(i) shall not exceed $500,000 at any time outstanding and (y) no such Indebtedness shall have been created or incurred in contemplation of such Permitted Acquisition;
(j)Contingent Payment Obligations incurred pursuant to any Permitted Acquisition or Investment permitted hereunder or pursuant to Section 8.20;
(k)Indebtedness in respect of treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transfers, netting services, overdraft protections and other cash management and similar arrangements, in each case in the ordinary course of business;
(l)advances or deposits from customers or vendors received in the ordinary course of business;
(m)workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations and reclamation and statutory obligations, in each case incurred in the ordinary course of business;
(n)Indebtedness consisting of deferred obligations to finance insurance premiums solely in respect of insurance policies described in Section 8.05 in the ordinary course of business and which are payable within one (1) year;
(o)at any time after the Borrowing of the Tranche 2 Loans and the Tranche 3 Loans in amounts equal to the full Tranche 2 Commitment Amount and the Tranche 3 Commitment Amount, respectively, Permitted Convertible Indebtedness and Permitted Refinancings thereof; provided that (i) the aggregate principal amount of any Permitted Convertible Indebtedness on the date of its issuance shall be an amount equal to or greater than $200,000,000, (ii) immediately prior to the earlier of (x) the public launch of the offering for such Permitted Convertible Indebtedness and (y) the pricing of such Permitted Convertible Indebtedness, both (A) the Market Cap shall be at least $1,000,000,000 and (B) the OC-01 Net Recurring Revenue for the most recently ended consecutive twelve (12) month period shall be at least $100,000,000 and (iii) to the extent necessary, the Net Cash Proceeds from any Permitted Convertible Indebtedness shall be applied according to Section 3.03(b)(ii);

(p)Indebtedness in respect of (i) performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, including letters of credit or other guarantees of any Obligor with respect to letters of credit supporting such bonds and similar obligations and (ii) letters of credit or other guarantees of any Obligor to support leases of real property, in each case, provided in the ordinary course of business;
(q)Indebtedness incurred in connection with corporate credit cards held by employees of the Borrower and its Subsidiaries used for ordinary course business purposes of the Borrower and such Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $4,000,000; and
(r)other Indebtedness in an outstanding principal amount not to exceed at any time $1,000,000 (or the Equivalent Amount in other currencies) in the aggregate.
9.02Liens. The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any of their or their Subsidiaries’ property, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except for the following:
(a)Liens securing the Obligations;
(b)any Lien on any property or asset of any Obligor or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.13(c); provided that (i) no such Lien shall extend to any other property or assets of any Obligor or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(c)Liens securing Indebtedness permitted under Section 9.01(g); provided that such Liens are restricted solely to the assets being financed or refinanced (including the products and proceeds thereof and books and records related thereto) with the proceeds of such Indebtedness;
(d)Liens imposed by any applicable Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s, lessor’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of any Obligor or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;
(e)Liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f)Liens securing Taxes, assessments and other governmental charges, the payment of which (x) is not yet due or (y) is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;
(g)with respect to real property, servitudes, easements, rights of way, restrictions and other similar encumbrances on such real property imposed by any applicable Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries;
(h)with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable Law; (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any applicable Law, which, in the aggregate for clauses (i), (ii) and (iii) above, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or their Subsidiaries; and (iv) leases or subleases in the ordinary course of business;
(i)Liens securing Indebtedness permitted under Section 9.01(i); provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition, (ii) such Lien shall not apply to any Material Intellectual Property or any other property or assets of any Obligor or any of its Subsidiaries other than such other property or assets being acquired pursuant to such Permitted Acquisition, and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition;
(j)bankers’ liens, rights of setoff and similar Liens incurred on deposits in favor of financial institutions in the ordinary course of business arising in connection with the Borrower’s and its Subsidiaries’ deposit accounts and securities accounts maintained with such financial institutions;
(k)(i) licenses of Intellectual Property (other than Material Intellectual Property), (ii) licenses permitted pursuant to Section 9.18 and (iii) any interest or title of a licensor, sublicensor, collaborator, lessor or sublessor with respect to any assets under any inbound license, collaboration agreement or lease agreement permitted pursuant to this Agreement;
(l)leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of the Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business) which do not interfere in any material respect with the business of the Borrower and its Subsidiaries;

(m)Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 9.01(n);
(n)Liens securing judgments for the payment of money not constituting an Event of Default;
(o)cash collateral accounts serving as collateral in connection with Indebtedness permitted by Section 9.01(h), (p)(ii) and (q);
(p)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(q)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;
(r)Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted for Permitted Acquisitions or other permitted Investments;
(s)Liens, deposits and pledges to secure the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or other similar obligations arising in the ordinary course of business;
(t)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(u)Liens arising from precautionary UCC financing statement filings regarding operating leases or consignments entered into by the Borrower and its Subsidiaries in the ordinary course of business;
(v)Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment;
(w)Liens on Equity Interests of any joint venture or minority equity investment arising under the terms of any joint venture agreement, shareholder agreement or other Organic Document of such joint venture or similar arrangement entered into in the ordinary course of business and in compliance with Section 9.04;
(x)other Liens not to exceed in the aggregate at any time outstanding $1,000,000; and

(y)Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in clauses (b) and (c); provided that any such extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of such Indebtedness may not increase.
Any term or provision of this Section 9.02 to the contrary notwithstanding, (i) no Lien otherwise permitted under any of the foregoing clauses (b) through (j) and (l) through (y) shall apply to any Material Intellectual Property.
9.03Fundamental Changes, Acquisitions, Etc. The Obligors shall not, and shall not permit any of their Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any Disqualified Equity Interests or (iv) make any Acquisition, except for the following (in each case, to the extent that no Event of Default has occurred and is continuing or could reasonably be expected to occur as a result thereof):
(a)the merger, amalgamation or consolidation of any Subsidiary with or into the Borrower or any other Subsidiary; provided that with respect to any such transaction involving (x) the Borrower, the Borrower must be the surviving or successor entity of such transaction and (y) any other Obligor, such Obligor must be the surviving or successor entity of such transaction;
(b)the sale, lease, transfer or other disposition by any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor or, if such Subsidiary is not an Obligor, to other Subsidiaries that are not Obligors;
(c)the sale, transfer or other disposition of the Equity Interests of any Subsidiary to any Obligor or, if such Subsidiary is not an Obligor, to other Subsidiaries that are not Obligors; and
(d)Investments permitted by Section 9.05.
9.04Lines of Business. The Obligors shall not, and shall not permit any of their Subsidiaries to, engage to any material extent in any business other than the business engaged in on the Closing Date by such Persons or a business reasonably related, incidental or complimentary thereto or a reasonable extension thereof.

9.05Investments. The Obligors shall not, and shall not permit any of their Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except for the following:
(a)(i) Investments outstanding on the Closing Date and identified on Schedule 9.05(a) and (ii) any modification, replacement, reinvestment, renewal or extension thereof to the extent not involving additional net Investments if no Event of Default has occurred and is continuing or could reasonably be expected to occur as a result of such modification, replacement, reinvestment, renewal or extension thereof;

(b)operating Deposit Accounts, Securities Accounts or Commodity Accounts with banks or financial institutions that constitute either Controlled Accounts or Excluded Accounts;
(c)extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business and prepaid royalties arising in the ordinary course of business;
(d)Permitted Cash Equivalent Investments held in Controlled Accounts or Excluded Accounts;
(e)any Permitted Bond Hedge Transactions;
(f)Hedging Agreements (other than Permitted Bond Hedge Transactions) entered into in any Obligor’s or any of its Subsidiaries’ ordinary course of business for the purpose of hedging currency risks or interest rate risks (but not for speculative purposes); provided that the aggregate notional amount for all such Hedging Agreements shall not exceed $500,000 at any time (or the Equivalent Amount in other currencies).
(g)Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities, landlords to secure office space and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the ordinary course of business;
(h)(i) employee loans, travel advances and guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by applicable Law) and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board; provided that the aggregate amount of Investments permitted under this clause (h) shall not exceed $1,000,000 (or the Equivalent Amount in other currencies) in the aggregate at any time;
(i)Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;
(j)Investments by and among the Borrower and its Subsidiaries; provided that any Investments by the Obligors in any Subsidiaries that are not Obligors shall not exceed $1,000,000 in the aggregate;
(k)Investments (x) permitted by Sections 9.01(d) and 9.03 (other than Section 9.03(d)) and (y) received in connection with any Asset Sales permitted by Section 9.09;
(l)Permitted Acquisitions;
(m)Investments set forth on Schedule 9.05(m); and

(n)other Investments not otherwise permitted hereunder in an amount not to exceed $1,000,000 in the aggregate.
9.06Restricted Payments. The Obligors shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur as a result of such Restricted Payment:
(a)dividends with respect to the Borrower’s Equity Interests payable solely in shares of its Qualified Equity Interests;
(b)the purchase, redemption, retirement, or other acquisition of shares of the Borrower’s Qualified Equity Interests with the proceeds received from a substantially concurrent issue of its Qualified Equity Interests;
(c)the Borrower may repurchase the Qualified Equity Interests of any present or former officer, director or employee or their respective family, trusts, estates and heirs pursuant to stock repurchase agreements in an amount not to exceed $250,000 per fiscal year;
(d)dividends, payments or distributions by a Subsidiary of the Borrower so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Subsidiary that is not a wholly owned Subsidiary, the Borrower or a Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;
(e)the payment by any Obligor or any of its Subsidiaries of cash in lieu of the issuance of fractional shares in an aggregate amount not to exceed $250,000;
(f)the conversion or exchange of any of the Borrower’s Equity Interests into or for Qualified Equity Interests;
(g)the purchase of any Permitted Bond Hedge and any settlement or termination thereof in connection with any conversion, redemption, repurchase or exchange of any related Permitted Convertible Indebtedness; provided, that any such settlement or termination shall not require any additional cash payments by the Borrower;
(h)the repurchase or other acquisition of Qualified Equity Interests of the Borrower deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Qualified Equity Interests of the Borrower if such Equity Interests represent a portion of the exercise price thereof or conversion price thereof and (ii) in connection with any tax withholding required upon the grant of or any exercise or vesting of any Qualified Equity Interests of the Borrower (or options in respect thereof); and
(i)payments permitted under Section 9.07(b) and 9.07(d).

9.07Payments of Indebtedness. The Obligors shall not, and shall not permit any of their Subsidiaries to, make any payments (whether voluntary or mandatory, a prepayment or repayment, repurchase or redemption) in respect of any Indebtedness other than, subject to the terms of any subordination or similar agreement in favor of (or entered into for the benefit of) the Agent and/or the Lenders:
(a)payments of the Obligations;
(b)scheduled payments of interest as set forth in the documentation governing the Permitted Convertible Indebtedness;
(c)scheduled payments of Permitted Indebtedness (other than any Permitted Convertible Indebtedness);
(d)the conversion or exchange of Permitted Convertible Indebtedness into, or for, Qualified Equity Interests, together with cash in lieu of fractional shares and accrued and unpaid interest and additional cash payments not to exceed the aggregate amount of cash proceeds received from any concurrent termination, settlement or unwind of any related Permitted Bond Hedge; and
(e)payments of Indebtedness permitted pursuant to Sections 9.01(c), (e), (h), (k), (l), (m), (n), (p) and (q).
9.08Change in Fiscal Year. The Obligors shall not, and shall not permit any of their Subsidiaries to, change the last day of their fiscal year from that in effect on the Closing Date, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Obligors.
9.09Sales of Assets, Etc.. The Obligors shall not, and shall not permit any of their Subsidiaries to sell, lease, transfer, or otherwise dispose of any of their assets or properties (including accounts receivable, Intellectual Property or Equity Interests of Subsidiaries), grant or enter into any Exclusive License, forgive, release or compromise any amount owed to any Obligor or any such Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except for the following (provided that, in the case of any Asset Sale of the type described in clauses (c) or (i)  below, the Obligors shall not, and shall not permit any of their Subsidiaries to, allow any such Asset Sale to occur if any Event of Default has occurred and is continuing or could reasonably be expected to occur as a result thereof):
(a)sales of inventory in the ordinary course of its business on ordinary business terms;
(b)the forgiveness, release or compromise of any amount owed to an Obligor or any of its Subsidiaries in the ordinary course of business;

(c)transfers of assets or properties by (i) any Obligor or any of its Subsidiaries to another Obligor or (ii) by any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor;
(d)dispositions of any assets or properties (including leaseholds, but other than any Intellectual Property) that is obsolete or worn out or no longer used or useful in the Business and any surplus assets or properties;
(e)the lapse, abandonment, cancellation or other disposition of Intellectual Property (other than any Material Intellectual Property in any Specified Jurisdiction) that is, in the good faith judgment of the Obligors, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Obligors;
(f)leases and subleases of real property and other property (other than Intellectual Property) and licenses or sublicenses of personal property (other than Intellectual Property) to third parties in the ordinary course of business, in each case, not interfering with the material business of the Obligors;
(g)the sale, transfer, disposition or other disposition of the Equity Interests of any non-U.S. Subsidiary to qualified directors to the extent required by applicable Laws;
(h)dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;
(i)the unwinding of any Hedging Agreement permitted under Section 9.05(e) or (f);
(j)the exercise by the Borrower or any Subsidiary of termination rights under any lease, sublease, license, sublicense, concession or other agreements in the ordinary course of business and to the extent permitted by Section 9.12;
(k)dispositions of Investments in joint ventures and minority equity Investments pursuant to customary drag-along and other similar stockholder rights;
(l)Asset Sales in connection with any transaction permitted under Sections 9.02, 9.03, 9.05 and 9.06;
(m)the use of cash and Permitted Cash Equivalent Investments in the ordinary course of business or in connection with other business activities not prohibited or otherwise restricted hereby or by any other Loan Document;
(n)dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof;
(o)dispositions of any asset or property to the extent that such asset or property is exchanged for credit against the purchase price of similar replacement property;

(p)Casualty Events;
(q)any license of Intellectual Property to the extent not prohibited by Section 9.18;
(r)any Asset Sales described on Schedule 9.09; and
(s)any other Asset Sales with a fair market value not to exceed $1,000,000 per fiscal year.
9.10Transactions with Affiliates. The Obligors shall not, and shall not permit any of their Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)(i) transactions between or among Obligors and (ii) transactions between or among Subsidiaries that are not Obligors;
(b)any transaction permitted by Sections 9.01(c), (e), (f) and (h) and Sections 9.05(h) and (j);
(c)customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any of its Subsidiaries in the ordinary course of business; and
(d)any other transaction of any Obligor or any of its Subsidiaries that is (i) on fair and reasonable terms that are no less favorable (including with respect to the amount of cash or other consideration receivable or payable in connection therewith) to such Obligor or such Subsidiary, as applicable, than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate of such Obligor or such Subsidiary and (ii) of the kind which would be entered into by a prudent Person in the position of such Obligor or such Subsidiary, as applicable, with another Person that is not an Affiliate of such Obligor or such Subsidiary, as applicable.
9.11Restrictive Agreements. The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Loan Documents; (ii) Restrictive Agreements listed on Schedule 7.15; (iii) customary restrictions and conditions contained in asset sale agreements, purchase agreements, acquisition agreements (including by way of merger, acquisition or consolidation) solely to the extent in effect pending the consummation of such transaction, including, without limitation, agreements relating to the sale of the Borrower or a Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the assets or property subject to such transaction and that such sale is permitted or, in the case of the sale of the Borrower, such agreement contemplates the repayment in full of the Obligations hereunder; (iv) customary net worth provisions or similar financial maintenance provisions contained in any agreement entered into by a Subsidiary, (v) provisions in joint venture agreements, agreements governing minority equity Investments and similar agreements restricting the disposition or pledge of such joint venture or equity Investments subject thereto and (vi) Permitted Liens relating thereto.
9.12Modifications and Terminations of Material Agreements and Organic Documents. The Obligors shall not, and shall not permit any of their Subsidiaries to:
(a)waive, amend, supplement, terminate, replace or otherwise modify any term or provision of any Organic Document in any manner materially adverse to the rights and remedies of the Agent or to the Lenders;
(b)take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Intellectual Property in any Specified Jurisdiction;
(c)without limiting clause (b) above, (x) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement, or (y) waive, amend, terminate, replace or otherwise modify any term or provision of any Material Agreement, in either case, in any manner that is or could reasonably be expected to be materially adverse to the rights and remedies of the Secured Parties; or
(d)waive, amend, or otherwise modify any documentation relating to Permitted Convertible Indebtedness if the effect of such waiver, amendment or other modification would result in such Indebtedness no longer qualifying as Permitted Convertible Indebtedness.
9.13Sales and Leasebacks. Except as disclosed on Schedule 9.13, the Obligors shall not, and shall not permit any of their Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any asset or property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Person intends to use for substantially the same purposes as property which has been or is to be sold or transferred.
9.14Hazardous Material. The Obligors shall not, and shall not permit any of their Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
9.15Accounting Changes. The Obligors shall not, and shall not permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.
9.16Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that would result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that, in each case, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the Obligors nor any of their Subsidiaries shall cause or suffer to exist any event that could result in the imposition of a

Lien with respect to any Benefit Plan (other than Permitted Liens) that could reasonably be expected to result in a Material Adverse Effect.
9.17Sanctions; Anti-Corruption Use of Proceeds. The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Agent, Lender, underwriter, advisor, investor, or otherwise).
9.18Outbound Licenses.
(a)Outbound Licenses. The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into or become bound by any agreement granting any third party a license under any Material Intellectual Property (other than exclusive manufacturing supply agreements) of any Obligor or any of its Subsidiaries unless: (i) such outbound license has been entered into on an arm’s-length basis, on commercially reasonable terms and in the ordinary course of business, (ii) such outbound license is entered into for the purpose of Commercialization and Development Activities with respect to any Product, (iii) subject to the terms of any non-disturbance or similar agreements described in Section 9.18(b) below, and solely to the extent that the Material Intellectual Property that is subject to such license constitutes Collateral, (x) such license, by its terms, does not adversely affect in any material respect the Lien and security interest of the Agent (for benefit of the Secured Parties) granted under the Loan Documents or any rights or remedies of the Agent or Secured Parties in respect thereof, and (y) such outbound license does not prohibit or restrict the transfer of any such rights, assets or property, including any Material Intellectual Property, in connection with the sale of all or substantially all such rights, assets or property to which such license relates, (iv) such outbound license is not perpetual (except in the event of the expiration of the royalty term for such license at any time within twenty-four (24) months prior to the end of the stated termination date of such license) and (v) such outbound license is not an Exclusive License unless such Exclusive License is solely in jurisdictions other than the United States and any of its territories.
(b)Non-Disturbance Agreements. In the event that any of the Obligors or their Subsidiaries enter into any third-party license permitted pursuant to clause (a) above, the Agent shall enter into a customary non-disturbance or similar agreement with the counterparty to such license with respect to the Intellectual Property covered by such license, in form and substance reasonably satisfactory to such Obligors or Subsidiaries, as applicable, and the Agent.
Section 10
FINANCIAL COVENANT
10.01Minimum Liquidity. The Obligors shall (i) at all times prior to the date of the OC-01 Approval, maintain a minimum aggregate balance of twenty million dollars ($20,000,000) and

(ii) at all times on or after the date of the OC-01 Approval, maintain a minimum aggregate balance of five million dollars ($5,000,000), in each case, in cash and Permitted Cash Equivalent Investments in one or more Controlled Accounts maintained in accordance with Section 8.17.
Section 11
EVENTS OF DEFAULT
11.01Events of Default. Each of the following events shall constitute an “Event of Default”:
(a)Principal or Interest Payment Default. The Borrower shall fail to pay (i) any principal of or interest on the Loans, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise or (ii) any interest on the Loans, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two (2) Business Days.
(b)Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.
(c)Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.
(d)Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.02, 8.03 (with respect to the Borrower’s existence), 8.09, 8.11, 8.12, 8.15 or 8.17, Section 9 or Section 10.
(e)Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), 11.01(b) or 11.01(d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of thirty (30) or more days.
(f)Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g)Other Defaults on Other Indebtedness. (i) Any material breach of, or “event of default” or similar event under, any Contract governing any Material Indebtedness shall occur, or (ii)  any event or condition occurs (x) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders or beneficiaries of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (iii) there occurs under any Hedging Agreement an early termination date (as defined in such Hedging Agreement) resulting from (x) any event of default under such Hedging Agreement as to which the Borrower or any of its Subsidiaries is the defaulting party (as defined in such Hedging Agreement) or (y) any termination event (as defined in such Hedging Agreement) under such Hedging Agreement as to which the Borrower or any Subsidiary is an affected party (as defined in such Hedging Agreement) and, in either event, the termination value (if determined in accordance with the Hedging Agreement) or the amount determined as the mark-to-market value (if the termination value has not been so determined) for such affected Hedging Agreement that is owed by the Borrower or such Subsidiary as a result thereof is greater than $2,000,000; provided that this Section 11.01(g) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness so long as such Indebtedness is repaid when required under the documents related to such Material Indebtedness, (B) the occurrence of any conversion trigger under any Permitted Convertible Indebtedness that would permit the holders thereof to convert such Permitted Convertible Indebtedness and (C) any redemption, exchange, repurchase, conversion or settlement of any Permitted Convertible Indebtedness to the extent expressly permitted hereunder, including with cash proceeds from any Permitted Bond Hedge Agreement.
(h)Insolvency, Bankruptcy, Etc.
(i)The Borrower or any of its Subsidiaries becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.
(ii)The Borrower or any of its Subsidiaries commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).
(iii)The Borrower or any of its Subsidiaries institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any applicable Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv)The Borrower or any of its Subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.
(v)The Borrower or any of its Subsidiaries takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.
(vi)Any petition is filed, application made or other proceeding instituted in a court of competent jurisdiction against or in respect of the Borrower or any of its Subsidiaries:
(A)seeking to adjudicate it as insolvent;
(B)seeking a receiving order against it;
(C)seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any applicable Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or
(D)seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Borrower or any of its Subsidiaries thereunder in the interim, such grace period will cease to apply; provided, further, that if the Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.
(vii)Any other event occurs which, under the applicable Law of any applicable jurisdiction, has an effect equivalent to any of the events referred to in Section 11.01(h).
(i)Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (or the Equivalent Amount in other currencies) (to the extent not covered by independent third party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undismissed, unsatisfied or undischarged for a period of sixty (60) calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j)ERISA and Pension Plans. An ERISA Event shall have occurred that, in the opinion of the Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,000,000 in the aggregate since the Closing Date.
(k)Material Adverse Change, Etc. (i) A Material Adverse Change or Material Adverse Effect shall have occurred, or (ii) solely to the extent resulting in fines, penalties or Losses that, individually or in the aggregate, exceed $5,000,000, one or more Material Regulatory Events shall have occurred.
(l)Change of Control. A Change of Control shall have occurred.
(m)Impairment of Security, Etc. If any of the following events occurs, and with respect to the following clause (i), other than as a result of the acts or omissions of the Agent or any Lender: (i) any Lien created by any of the Security Documents over Collateral that, individually or in the aggregate, has a fair market value in excess of $1,000,000 shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guaranty of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, or (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document.
11.02Remedies. Upon the occurrence and during the continuance of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter during the continuance of such event, the Agent may, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and upon the occurrence of an Event of Default described in Section 11.01(h), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.
Section 12
THE AGENT
12.01Appointment and Duties. Subject in all cases to clause (c) below:
(a)Appointment of the Agent. Each of the Lenders hereby irrevocably appoints OrbiMed Royalty & Credit Opportunities III, LP (together with any successor the Agent pursuant to Section 12.09) as the administrative agent hereunder and authorizes the Agent to (i)

execute and deliver the Loan Documents and accept delivery thereof on its behalf from the Borrower or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.
(b)Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by any Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(c)Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions, (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “the Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c).
12.02Binding Effect. Each Lender agrees that (i) any action taken by the Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
12.03Use of Discretion.
(a)No Action without Instructions. The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
(b)Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Parties thereof or (ii) that is, in the opinion of the Agent, in its sole and absolute discretion, contrary to any Loan Document, applicable Law or the best interests of the Agent or any of its Affiliates or Related Parties.
12.04Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by the Agent.
12.05Reliance and Liability.
(a)The Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)Neither the Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Obligor hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:
(i)shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of their Related Parties selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);
(ii)shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(iii)makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and
(iv)shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);
and, for each of the items set forth in clauses (i) through (iv) above, each Lender and each Obligor hereby waives and agrees not to assert any right, claim or cause of action it might have against the Agent based thereon.
12.06Agent Individually. The Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as the Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.
12.07Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.
12.08Expenses; Indemnities.
(a)Each Lender agrees to reimburse the Agent and each of its Related Parties (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.
(b)Each Lender further agrees to indemnify the Agent and each of its Related Parties (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such Loan Document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Parties under or with respect to any of the foregoing; provided that no Lender shall be liable to the Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
12.09Resignation of the Agent.
(a)At any time upon not less than five (5) Business Days prior written notice, the Agent may resign as the “the Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Agent), effective on the date set forth in such notice, which effective date shall not be less than five (5) (or more than thirty (30)) days following delivery of such notice. If the Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor to the Agent; provided that if a successor to the Agent has not been appointed on or before the effectiveness of the resignation of the resigning Agent, then the resigning Agent may, on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor to the Agent.
(b)Effective immediately upon its resignation, (i) the resigning Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor the Agent shall have accepted a valid appointment hereunder, (iii) the resigning Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Agent was, or because the Agent had been, validly acting as the Agent under the Loan Documents or (y) any continuing duties such resigning Agent continues to perform, and (iv) subject to its rights under Section 12.04, the resigning Agent shall take such action as may be reasonably necessary to assign to the successor the Agent its rights as the Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Agent, a successor the Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Agent under the Loan Documents.
12.10Release of Collateral or Guarantors.
(a)Each Lender hereby consents to the release and hereby directs the Agent to release the following:
(i)any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12(a); and
(ii)upon any disposition of any Collateral permitted by Section 9.09, the security interest granted herein with respect to the disposed Collateral shall terminate, the Liens therein shall be released and all rights therein shall automatically revert to such Obligor.
(b)Upon (x) termination of the Commitments, (y) payment and satisfaction in full in cash of all Loans and all other Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) that the Agent has been notified in writing are then due and payable, and (z) to the extent requested by the Agent, receipt by the Secured Parties of liability releases from the Obligors, each in form and substance acceptable to the Agent, the security interest granted in the Collateral shall terminate, the Liens in the Collateral shall be released and all rights therein shall automatically revert to Borrower and the Agent shall, at the sole cost and expense of Borrower, deliver such confirmation of termination or release (including by the delivery of a payoff letter) as Borrower reasonably requests from time to time.
Each Lender hereby directs the Agent to, (i) upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Guaranties and Liens when and as directed in this Section

12.10 and (ii) to enter into any non-disturbance or similar agreement as required pursuant to Section 9.18(b).
12.11Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender so long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the agent) this Section 12 and the decisions and actions of the Agent and the Majority Lenders (or, where expressly required by the terms of this agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
Section 13
GUARANTEE
13.01The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Agent and the Lenders, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors shall promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same shall be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
13.02Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower or any other

Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:
(a)at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;
(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
(d)any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.
The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.
13.03Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they shall indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.04Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
13.05Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.
13.06Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.
13.07Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.
13.08General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section 14
MISCELLANEOUS
14.01No Waiver. No failure on the part of the Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
14.02Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Agent or any Lender, to its address specified on the signature pages hereto or its Guaranty Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, notices, documents, certificates and other deliverables to the Lenders by any Obligor may be made solely to the Agent and the Agent shall promptly deliver such notices, documents, certificates and other deliverables to the Lenders.
14.03Expenses, Indemnification, Etc.
(a)Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse (i) the Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of Morrison & Foerster LLP, counsel to the Agent, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (other than any post-closing costs and expenses), and the Agent and the Lenders agree to apply the Expense Deposit to such costs and expenses, and (y) any such costs or expenses incurred after the Closing Date, including any costs or expenses relating to the negotiation or preparation of any non-disturbance agreement that is negotiated or entered into by the Agent pursuant to Section 9.18(b), or any modification, supplement, forbearance, consent or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated); provided that, solely with respect to costs and expenses related to the activities described in clause (x) above, the Agent shall not incur any costs or expenses in excess of $250,000 (inclusive of the Expense Deposit) unless the Borrower has provided the Agent its written consent thereto; and (ii) the Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the out-of-pocket fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.
(b)Exculpation, Indemnification, etc.
(i)In no event shall the Agent, any Lender, any successor, transferee or assignee of the Agent or any Lender, or any of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors or controlling parties (each, an “Exculpated Party”) have any Loss, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans; provided that, nothing in this clause (i) shall relieve any Obligor of any obligation such Obligor may have to indemnify an Indemnified Person, as provided in clause (ii) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party.  Each Obligor agrees, to the fullest extent permitted by applicable Law, that it will not assert, directly or indirectly, any Claim against any Exculpated Party with respect to any of the foregoing.
(ii)Each Obligor, jointly and severally, hereby indemnifies the Agent, each Lender, each of their respective successors, transferees and assigns and each of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding (each, a “Proceeding”) or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such Proceeding is brought by any Obligor, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. This Section 14.03(b) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax Claim.
(c)No Obligor shall be liable for any settlement of any Proceeding if the amount of such settlement was effected without such Obligor’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with such Obligor’s written consent or if there is a final judgment for the plaintiff in any such Proceeding, each Obligor agrees to, jointly and severally, indemnify and hold harmless each Indemnified Person from and against any and all Loss and related expenses by reason of such settlement or judgment in accordance with the terms of clause (ii) above. No Obligor shall, without the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by any Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to the Agent from all liability on Claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy.  Each Obligor acknowledges that any failure to comply with the obligations under the preceding sentence may cause irreparable harm to the Agent and the other Indemnified Persons.
14.04Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrower, the Agent and the Majority Lenders; provided that:
(a)any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;
(b)the consent of all of the Lenders directly affected thereby shall be required to:
(i)amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or any Commitment of any Lender, reduce the fees payable to any Lender hereunder, reduce interest rates or other amounts payable with respect to the Loans held by any Lender, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans held by any Lender or extend the repayment dates of the Loans held by any Lender;
(ii)amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or
(iii)amend this Section 14.04 or the definition of “Majority Lenders”; and
(c)if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders to the Agent within ten (10) Business Days following receipt of notice thereof.
14.05Successors and Assigns.
(a)General. The provisions of this Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent. No Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents except (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lender. Any Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) and the other Loan Documents; provided that no such assignment shall be made (i) to any Obligor, any Affiliate of any Obligor or any employees or directors of any Obligor at any time, (ii) unless an Event of Default has occurred and is continuing, to any Disqualified Institution or (iii) without the prior written consent of the Agent. Subject to the recording thereof by the Lender pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).
(c)Amendments to Loan Documents. Each of the Agent, the Lenders, the Borrower and its Subsidiaries agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Agent, the Lenders the Borrower and its Subsidiaries, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.
(d)Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Eligible Transferee (other than any Obligor or any of its Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 and 5.03 (subject to the requirements and limitations therein including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant agrees to be subject to the provisions of Section 5.04 as if it were an assignee under Section 14.05(b) above. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender.
(f)Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Sections 5.01 or 5.03 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation.
(g)Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this

Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(h)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
14.06Survival. The obligations of the Obligors under Sections 5.01, 5.02, 14.03, 14.05, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.
14.07Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
14.08Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or the other Loan Documents or to any other certificate, agreement or document related to any Loan Document or the Transactions, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.
14.09Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10Jurisdiction, Service of Process and Venue.
(a)Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Agent and the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any applicable Law, the Lenders may take concurrent proceedings in any number of jurisdictions.
(b)Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Agent and the Lenders to serve any process or summons in any manner permitted by any applicable Law.
(c)Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.
14.11Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
14.12Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.
14.13Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED,

AND SHALL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
14.14Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.
14.15No Fiduciary Relationship. The Borrower acknowledges that the Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.
14.16Confidentiality. The Agent and each Lender agree to keep confidential all non-public information and other information provided to them in writing by any Obligor pursuant to this Agreement that is designated by such Obligor as confidential in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (i) to the Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section 14.16, any Affiliate of a Lender or any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”); provided that the applicable Lender shall remain liable hereunder for any breach of this Section 14.16 by any of its Related Parties, (iv) upon the request or demand of any Governmental Authority or any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy permitted hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or any of its Subsidiaries or the Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loans or (xi) to any other party hereto; provided, further that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.
14.17Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.
14.18Early Prepayment Fee, Exit Fee, Buyout Amount. The parties hereto acknowledge and agree that, to the extent any Early Prepayment Fee, Exit Fee or Buyout Amount is applicable to any repayment or prepayment of principal of any Loan at any time, such Early Prepayment Fee, Exit Fee or Buyout Amount, as applicable, is not intended to be a penalty assessed as a result of any such repayment or prepayment of the Loans, but rather is the product of a good faith, arm’s length commercial negotiation between the Borrower and the Lenders relating to the mutually satisfactory compensation payable to the Lenders by the Borrower in respect of the Loans made hereunder. In furtherance of the foregoing, to the fullest extent permitted by applicable Law, the Obligors hereby jointly and severally waive any rights or Claims any of them may have under any such applicable Law (whether or not in effect on the Closing Date) that would prohibit or restrict the payment of the Early Prepayment Fee, Exit Fee or Buyout Amount under any of the circumstances provided herein or in any other Loan Document, including payment after acceleration of the Loans.
14.19Judgment Currency.
(a)If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.
(b)The obligations of the Obligors in respect of any sum due to the Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the

Agent of any sum adjudged to be so due in such other currency the Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Agent in Dollars, the Agent shall remit such excess to the Borrower.
14.20USA PATRIOT Act. The Agent and the Lenders hereby notify the Borrower and its Subsidiaries that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, they are required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Person to identify the Borrower or such Subsidiary in accordance with the Patriot Act and the Beneficial Ownership Regulation.
14.21Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
BORROWER:
OYSTER POINT PHARMA, INC.
By _/s/ Jeffrey Nau__________________________
Name: Jeffrey Nau
Title: President and Chief Executive Officer
Address for Notices:

Oyster Point Pharma Inc.
202 Carnegie Center Drive, Suite 109
Princeton, NJ 08540
Attn:    Jill Andersen
Tel.:    609-382-9510
Fax:    973-975-7623
Email:    jandersen@oysterpointrx.com
With a copy to:
Cooley LLP
3 Embarcadero Center, 20th Floor
San Francisco, CA 94111-4004
Attn:    415 693 2148
Tel.:    415 693 2222
Email:    gmamarca@cooley.com

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

AGENT:
ORBIMED ROYALTY & CREDIT OPPORTUNITIES III, LP

By: OrbiMed ROF III LLC, its general partner
By: OrbiMed Advisors LLC, its Managing Member

By _/s/ W. Carter Neild______________________
    Name: W. Carter Neild
    Title: Member

Address for Notices:
OrbiMed Royalty & Credit Opportunities III, LP
c/o OrbiMed Advisors LLC
601 Lexington Avenue
54th Floor
New York, NY 10022
Attention: Matthew Rizzo; OrbiMed Credit Reporting
Email: RizzoM@OrbiMed.com; RoSCreditOps@OrbiMed.com
LENDERS:
[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

ORBIMED ROYALTY & CREDIT OPPORTUNITIES III, LP

By: OrbiMed ROF III LLC, its general partner
By: OrbiMed Advisors LLC, its Managing Member

By _/s/ W. Carter Neild______________________
    Name: W. Carter Neild
    Title: Member

Address for Notices:
OrbiMed Royalty & Credit Opportunities III, LP
c/o OrbiMed Advisors LLC
601 Lexington Avenue
54th Floor
New York, NY 10022
Attention: Matthew Rizzo; OrbiMed Credit Reporting
Email: RizzoM@OrbiMed.com; RoSCreditOps@OrbiMed.com

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

Schedule 1
to Credit Agreement
COMMITMENTS

TRANCHE 1 LOAN

Lender	Commitment	Proportionate Share
OrbiMed Royalty Opportunities III, LP	$45,000,000	100%
TOTAL	$45,000,000	100%

TRANCHE 2 LOAN

Lender	Commitment	Proportionate Share
OrbiMed Royalty Opportunities III, LP	$50,000,000	100%
TOTAL	$50,000,000	100%

TRANCHE 3 LOAN

Lender	Commitment	Proportionate Share
OrbiMed Royalty Opportunities III, LP	$30,000,000	100%
TOTAL	$30,000,000	100%